UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Westamerica Bancorporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1108 Fifth Avenue
San Rafael, California 94901

March 13, 2026

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Westamerica Bancorporation. It will be held at 10:00 a.m. Pacific Time on Thursday, April 23, 2026, at Westamerica Bancorporation, 4550 Mangels Blvd., Fairfield, California as stated in the formal notice accompanying this letter. We hope you will plan to attend.

At the Annual Meeting, the shareholders will be asked to (i) elect eight directors; (ii) approve a non-binding advisory vote on the compensation of our named executive officers; (iii) ratify the selection of the independent auditor; and (iv) conduct other business that may properly come before the Annual Meeting.

In order to ensure your shares are voted at the Annual Meeting, you can vote through the internet, by telephone or by mail. Instructions regarding internet and telephone voting are included on the Proxy Card. If you elect to vote by mail, please sign, date and return the Proxy Card in the accompanying postage-paid envelope. The Proxy Statement explains more about voting in the section entitled “Voting Information – How You Can Vote.”

We look forward to seeing you at the Annual Meeting.

Sincerely,

David L. Payne
Chairman of the Board, President
and Chief Executive Officer

WESTAMERICA BANCORPORATION

1108 Fifth Avenue

San Rafael, California 94901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, April 23, 2026
Time:	10:00 a.m. Pacific Time
Place:	Westamerica Bancorporation, 4550 Mangels Blvd., Fairfield, California.

Items of Business

1.	Elect eight directors to serve until the 2027 Annual Meeting of Shareholders;
2.	Approve a non-binding advisory vote on the compensation of our named executive officers;
3.	Ratify selection of independent auditor; and
4.	Conduct other business that may properly come before the Annual Meeting and any adjournments or postponements.

Management’s eight nominees are listed and described in the attached proxy statement.

Who Can Vote?

Shareholders of record at the close of business on March 4, 2026 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Admission to the Annual Meeting

No ticket will be necessary for admission to the Annual Meeting. However, to facilitate the admission process, shareholders of record planning to attend the Annual Meeting should check the appropriate box on the Proxy Card. Your name will be added to a list of attendees. If you hold shares through an intermediary, such as a bank or broker, you may need to register at the desk in the lobby. Please bring the following as evidence of ownership: 1) a legal proxy, or your brokerage statement dated on or after March 4, 2026, evidencing your ownership on March 4, 2026, the record date; and 2) photo identification.

Annual Report

Westamerica Bancorporation’s Annual Report on Form 10-K (“Annual Report”) to shareholders for the fiscal year ended December 31, 2025 is enclosed or is available for viewing as indicated on the Shareholder Meeting Notice and on the Company’s website at: www.westamerica.com, under “Shareholders.” The Annual Report contains financial and other information about the activities of Westamerica Bancorporation, but does not constitute a part of the proxy soliciting materials.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine
March 13, 2026	VP/Corporate Secretary

Important notice regarding the availability of proxy materials for the shareholder meeting being held on

Thursday, April 23, 2026:

The Proxy Statement and the Annual Report on Form 10-K are available at: www.westamerica.com.

YOUR VOTE IS IMPORTANT PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY, OR VOTE BY TELEPHONE OR ONLINE USING THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

WESTAMERICA BANCORPORATION

1108 Fifth Avenue

San Rafael, California 94901

___________

PROXY STATEMENT

March 13, 2026

___________

GENERAL

The Westamerica Board of Directors is soliciting proxies to be used at the 2026 Annual Meeting of Shareholders of Westamerica Bancorporation (the “Company”), which will be held at 10:00 a.m. Pacific Time, Thursday, April 23, 2026, or at any adjournment or postponement of the Annual Meeting (collectively, the “Annual Meeting”). The Board of Directors is soliciting proxies to give all shareholders an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement you will find information on matters to be voted at the Annual Meeting.

Voting Information

Internet Availability of Proxy Materials. We are providing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about March 13, 2026, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Proof of Ownership May Be Required for Attending Annual Meeting in Person. You are entitled to attend the Annual Meeting only if you are a shareholder as of the close of business on March 4, 2026, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, the Company reserves the right to request proof of ownership of Westamerica Bancorporation common stock on the record date. This can be:

●	a brokerage statement or letter from a bank or broker indicating ownership on March 4, 2026;
●	the Notice of Internet Availability of Proxy Materials;
●	a printout of proxy distribution email (if you received your materials electronically);
●	a Proxy Card;
●	a voting instruction form; or
●	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present the Proxy Card properly executed, and a copy of the proof of ownership. The Company reserves the right to ask shareholders and proxy holders to present a form of photo identification such as a driver’s license.

Proxy Card. The proxies will vote the shares represented by proxies at the Annual Meeting. If you sign, date and return your Proxy Card but do not specify how to vote your shares, the proxies will vote FOR the election of all of the Director nominees, FOR approval of the advisory vote on the compensation of our named executive officers, and FOR ratifying the selection of independent auditor. The proxies will also have discretionary authority to vote in accordance with their judgment on any other matter that may properly come before the Annual Meeting that we did not have notice of by January 28, 2026. Management is not aware of any other business to come before the Annual

Meeting, and as of the date of this proxy statement, no shareholder has submitted to management any proposal to be acted upon at the Annual Meeting.

Quorum and Shares Outstanding. A quorum, which is a majority of the total shares outstanding as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by shareholders attending in person or by proxy. On the record date, March 4, 2026, 24,189,404 shares of Westamerica Bancorporation common stock were outstanding. We also count broker non-votes, which we describe below, as shares present or represented at the Annual Meeting for the purpose of determining whether a quorum exists.

Election of Director Nominees. Each share is entitled to one vote, except in the election of Directors where a shareholder may cumulate votes as to candidates nominated prior to voting, but only if a shareholder gives notice of intent to cumulate votes prior to the voting at the Annual Meeting. If any shareholder gives such notice, all shareholders may cumulate their votes for nominees. Under cumulative voting, each share carries as many votes as the number of directors to be elected, and the shareholder may cast all of such votes for a single nominee or distribute them in any manner among as many nominees as desired. This Proxy Statement solicits the discretionary authority to cumulate votes and allocate them in the proxy holders’ discretion if any shareholder requests cumulative voting. In the election of directors, the eight nominees receiving the highest number of votes will be elected. If your proxy is marked “Withhold” with regard to the election of any nominee, your shares will be counted toward a quorum and for other nominees but they will not be voted for the election of that nominee.

Vote Required; Effect of Abstentions and Broker Non-Votes. The shares of a shareholder whose proxy on any or all proposals is marked as “Abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If you are the beneficial holder of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction provided by your broker or other custodian. If you wish to vote the shares you own beneficially at the meeting in person, you must first request and obtain a legal proxy from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the proposal. Brokers and custodians cannot vote uninstructed shares on your behalf in the election of directors or the advisory votes on executive compensation. For your vote to be counted on these matters, you must submit your voting instruction form to your broker or custodian.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers:

Proposal Number	Proposal	Votes Required for Approval	Abstentions	Uninstructed Shares	Board Vote Recommendation
1	Election of directors	Eight nominees receiving the most votes	Not voted	Not voted	FOR
2	Advisory vote on executive compensation "Say on Pay"	Majority of shares voted	Not voted	Not voted	FOR
3	Ratification of independent auditor	Majority of shares voted	Not voted	Broker discretionary vote	FOR

Abstentions, withheld votes and non-votes will have no effect on the outcome of Proposals 1, 2 and 3, provided that votes in favor of Proposals 2 and 3 must also constitute a majority of the required quorum for the meeting. Therefore, if votes in favor of Proposals 2 or 3 are less than a majority of the required quorum, abstentions and non-votes would have the effect of a vote against the proposal.

How You Can Vote. Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy.

Registered Holders. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered a registered holder of those shares. Please vote by proxy in accordance with the instructions on your Proxy Card, or the instruction you received by email.

A registered holder can vote in one of the following four ways:

●	Via the Internet. Go to the website noted on your Proxy Card in order to vote via the internet. Internet voting is available 24 hours a day. We encourage you to vote via the internet, as it is the most cost-effective way to vote. When voting via the internet, you do not need to return your Proxy Card.
●	By Telephone. Call the toll-free telephone number indicated on your Proxy Card and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day. When voting by telephone, you do not need to return your Proxy Card.
●	By Mail. Mark your Proxy Card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a Proxy Card and must vote via the internet or by telephone.
●	In person. You may vote your shares at the Annual Meeting if you attend in person, even if you previously submitted a Proxy Card or voted via internet or telephone. Whether or not you plan to attend the Annual Meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

Beneficial Shareholders. If your shares are held in a brokerage account in the name of your bank, broker, or other holder of record (“beneficial holder” or “street name”), you are not a registered holder, but rather are considered a beneficial holder of those shares. Your bank, broker, or other holder of record will send you instructions on how to vote your shares. If you are a beneficial holder, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Voting Deadlines. Registered holders voting by telephone or internet must vote by 12:01 a.m. Central Time, on April 23, 2026 to ensure that their vote is counted. If you are a participant in the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP), however, your vote must be received by 11:59 p.m. Central Time, on April 13, 2026.

Revocation of Proxy. Registered holders who vote by proxy, whether by telephone, internet or mail, may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (a) signing another Proxy Card with a later date and delivering it to us prior to the Annual Meeting or sending a notice of revocation to the Corporate Secretary of Westamerica at 1108 Fifth Avenue, San Rafael, CA 94901; (b) voting at a later time by telephone or on the internet prior to 12:01 a.m. Central Time, on April 23, 2026 (prior to 11:59 p.m. Central Time, on April 13, 2026 for ESOP participants); or (c) attending the Annual Meeting in person and casting a ballot. If you are a beneficial holder, you may change your vote by submitting new voting instructions to your broker or other nominee.

Additional Information

Householding. As permitted by the Securities Exchange Act of 1934 (the “Exchange Act”) only one envelope containing two or more Notices of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified their bank, broker, Computershare Investor Services, or other holder of record that they wish to receive separate mailings. If you are a beneficial holder and own your shares in street name, contact your broker, bank or other holder of record to discontinue householding and receive your own separate copy of the Notice in future years. If you are a registered holder and own your shares through Computershare Investor Services, contact Computershare toll-free at 877-588-4258 or in writing directed to Computershare Investor Services, 150 Royall Street, Suite 101, Canton, MA 02021 to discontinue householding and receive multiple Notices in future years. To receive an additional Annual Report or Proxy Statement this year, contact Shareholder Relations at 707-863-6992 or follow the instructions on the Notice. Mailing of dividends, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of the Notice.

Electronic Access to Proxy Materials and Annual Reports. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, this Proxy Statement and the 2025 Annual Report are available on the Company’s website at: www.westamerica.com. If you hold your Westamerica Bancorporation common stock in street name through a broker, a bank or other nominee, you may have the option of securing your Proxy Statement and Annual Report via the internet. If you vote this year’s proxy electronically, you may also elect to receive future Proxy Statements, Annual Reports and other materials electronically by following the instructions given by your bank, broker, or other holder of record when you vote. Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this Proxy Statement.

Stock Ownership

Security Ownership of Certain Beneficial Holders. The following table sets forth information regarding shareholders beneficially holding more than 5% of Westamerica Bancorporation common stock outstanding as of March 4, 2026, based on information available to the Company, including filings made with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class
American Century Companies, Inc. 4500 Main Street, Kansas City, MO 64111	Common	1,834,777	(1)	7.45%
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	Common	3,499,788	(2)	14.21%
Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	Common	3,170,769	(3)	12.88%

(1) The Schedule 13F-HR filed with the SEC on February 13, 2026, disclosed that at December 31, 2025, the reporting entity, American Century Companies, Inc., beneficially owned 1,834,777 shares as to which it held sole voting power over 1,793,834 shares, shared voting power over 40,943 shares, and shared dispositive power of 1,834,777 shares.

(2) The Schedule 13F-HR filed with the SEC on February 12, 2026, disclosed that as of December 31, 2025, the reporting entity, BlackRock, Inc., beneficially owned 3,499,788 shares as to which it held sole voting power over 3,433,993 shares and sole dispositive power over 3,499,788 shares.

(3) The Schedule 13F-HR filed with the SEC on January 29, 2026, disclosed that as of December 31, 2025, the reporting entity, Vanguard Group, Inc., beneficially owned 3,170,769 shares as to which it held shared voting power over 165,233 shares, sole dispositive power over 2,975,047 shares and shared dispositive power over 195,722 shares.

Security Ownership of Directors and Management. The following table shows the number of common shares and the percentage of the common shares beneficially owned (as defined below) by each of the current Directors, by the Chief Executive Officer (“CEO”), by the Chief Financial Officer (“CFO”), by the other most highly compensated current executive officers, and by all Directors and Officers of the Company as a group as of March 4, 2026. For the purpose of the disclosure of ownership of shares by Directors and Officers below, shares are considered to be beneficially owned if a person, directly or indirectly, has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership of shares within 60 days of March 4, 2026.

Amount And Nature Of Beneficial Ownership
Name and Address**	Sole Voting and Investment Power	Shared Voting and Investment Power		Right to Acquire Within 60 days of March 4, 2026	Total(1)		Percent of Class(2)
Alisa Belew	208	—		—	208		*
Martin Camsey(3)	63	—		—	63		*
Melanie Martella Chiesa	250	—		—	250		*
Michele Hassid	623	—		—	623		*
David L. Payne	772,707	356,733		—	1,129,440	(4)	4.7%
Edward B. Sylvester	57,490	—		—	57,490		0.2%
Carter A. Welch(5)	—	—		—	—		*
Inez Wondeh	946	—		—	946		*
Anela M. Jonas	2,057	859		18,833	21,749		0.1%
Brian Donohoe	47	6,015	(6)	101,334	107,396		0.4%
Russell W. Rizzardi	—	—		—	—		*
Robert Baker	759	3,717		111,800	116,276		0.5%
All 12 Directors and Officers as a Group	835,150	367,324		231,967	1,434,441		5.9%

* Indicates beneficial ownership of less than one-tenth of one percent (0.1%) of the Company’s common shares.

** The address of all persons listed is 1108 Fifth Avenue, San Rafael, CA 94901.

(1) None of the shares held by the Directors and Officers listed above have been pledged with the exception of 84,439 shares owned by a family trust of which Mr. Payne is the sole trustee with sole voting and investment power. The shares are pledged to Gibson Radio and Publishing, which is 100% owned by such trust. Because the pledge is made by the trust to Gibson and Mr. Payne controls both, neither his beneficial ownership or his pecuniary interest in the shares would change if Gibson acquired the pledged shares upon a foreclosure.

(2) In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3) Mr. Camsey has an indirect ownership by spouse of 86 shares with no voting or investment power.

(4) Includes 242,417 shares held directly or indirectly by a family trust of which Mr. Payne is the sole trustee with sole voting and investment power. Of such 772,707 shares, 528,837 shares are held by Gibson Radio and Publishing, which is 100% owned by such trust and for which Mr. Payne serves as President and CEO. Mr. Payne and members of his immediate family are among the beneficiaries of the trust. Mr. Payne disclaims beneficial ownership of the shares held directly or indirectly by the trust except to the extent of his pecuniary interest therein. Also includes 462 shares held in a trust under the California Uniform Gift to Minors Act as to which Mr. Payne is custodian. Includes 345,808 shares held in a trust as to which Mr. Payne is co-trustee with shared voting and investment power.

(5) Mr. Welch was appointed Director February 26, 2026.

(6) Includes 3,814 shares held in trust as to which Mr. Donohoe is co-trustee with shared voting and investment power.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities and Exchange Act requires the Company’s directors, executive officers, and persons who own more than ten percent of the Company’s common stock to file with the SEC initial reports of ownership, reports of changes in ownership of common stock of the Company, and to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of such reports and written representations that no other reports were required, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis except one Form 4 filing for Mr. Baker disclosing one transaction was filed late and a Form 3 for Ms. Thorsen was filed late.

Insider Trading and Anti-Hedging/Anti-Pledging Policy

The Company’s Insider Trading and Stock Hedging Policy governs the purchases, sales and other dispositions of our securities by our directors, officers and employees in a manner intended to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. In addition, the policy prohibits our directors, executive officers, and other employees from engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities in which they have an economic interest. Prohibited transactions include but are not limited to: (1) selling short any Company common stock; and (2) buying or selling puts or calls or other derivatives on Company securities, or otherwise entering into any hedging arrangements involving Company securities. While the policy does not apply to the Company’s transactions in its securities, its Code of Conduct and Ethics requires that its officers, directors and employees adhere to applicable laws when carrying out the Company’s business.

PROPOSAL 1 – ELECTION OF DIRECTORS

Board of Directors

The Board has nominated eight candidates for election as Directors at the Annual Meeting to hold office until the next Annual Meeting or until their successors are elected and qualified. The proxies will vote for the eight nominees named below unless you give different voting instructions on your Proxy Card. Each nominee is presently a Director of the Company and has consented to serve a new term. The Board does not anticipate that any of the nominees will be unavailable to serve as a Director, but if that should occur before the Annual Meeting, the Board reserves the right to substitute another person as nominee or reduce the number of directors to be elected. The proxies will vote for any substitute nominated by the Board of Directors. The proxies may use their discretion to cumulate votes for election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

Nominees

The nominees for election as Directors are named and certain information with respect to them is given below. Our nominees are seasoned leaders who bring to the Board an array of financial services, public and private company, nonprofit, and other business experience. As a group they possess experience in leadership, consumer banking, commercial and small business banking, investment banking, capital markets, financial advisory services, finance and accounting, risk management and real estate. Many of the Directors have seen the Company through a variety of economic conditions. The information below has been furnished to the Company by the respective nominees. All of the nominees have engaged in their indicated principal occupation for more than five years, unless otherwise indicated and no nominee has served on the Board of Directors of another public company during the past five years. Each nominee is a current director of both the Company and its subsidiary, Westamerica Bank (the “Bank”).

Name of Nominees, Principal Occupations, and Qualifications

Alisa Belew – Director since 2023

Alisa Belew (42) is a Director and commercial real estate agent with Newmark in San Rafael, California. Ms. Belew is a member of the Loan and Investment Committee and the Employee Benefits and Compensation Committee.

Ms. Belew joined Newmark in 2010 and specializes in leasing and sales of commercial properties in Marin and Sonoma counties. She is a dedicated, top performing real estate agent with a proven record of producing results for her clients. Ms. Belew advises clients on stabilization strategies and provides relevant market data. She prepares budgets, projections and competitive sets and advises on market trends. She specializes in managing the transaction process and all aspects of the marketing campaign, including preparing market reports, facilitating tours, contract negotiations, due diligence oversight and execution through the closing process. Ms. Belew is the fifth generation to teach Irish dancing through her family’s school, The Healy School of Irish Dance.

Alisa Belew’s extensive experience in commercial real estate, her understanding of business and her community involvement provide the board with in-depth knowledge of the market, especially in the North Bay.

Martin Camsey – Director since 2024

Martin Camsey (65) was the Chief Financial Officer at O’Gara Coach Company from October 2020 to April 2022 and has over 35 years’ experience in the retail automobile business, including positions from Controller to Vice President/CFO and board member. Prior to that, Mr. Camsey was with Price Waterhouse for five years. Mr. Camsey retired in 2022. Mr. Camsey is a member of the Audit Committee and the Employee Benefits and Compensation Committee.

Mr. Camsey is a member of the AICPA and California Society of CPA’s. Mr. Camsey earned a Bachelor of Science (BS) degree in Business Administration/Accounting from CSU Sacramento and is a Certified Public Accountant (inactive) in the State of California. Mr. Camsey has served on numerous nonprofit boards and organizations including: Junior Achievement, Salvation Army, Sacramento Children’s Museum, Stanford Home for Children, KVIE Public Television and Dignity Health Sacramento Service Area Hospital Community Board.

Martin Camsey’s education and background in finance and administration as well as operational responsibilities, both in retail business and nonprofit governance, provides the Board with financial expertise, management and entrepreneurial skills.

Melanie Martella Chiesa – Director since 2020

Melanie Martella Chiesa (59) is an optometrist in private practice at Ceres Eye Care in Ceres, California. Dr. Martella Chiesa is Chair of the Employee Benefits and Compensation Committee, a member of the Loan and Investment Committee, and Compliance Committee.

Dr. Martella Chiesa is a lifelong resident of Hughson, California where she is a partner in her family’s walnut and almond farming operations. She is an owner and board member of Martella Farms, Inc., Ag Commodities, Grower Direct Nut, Inc., ARK Development and Nutty Gourmet Nut Company. Dr. Martella Chiesa is a graduate of the University of California, Berkeley, where she received her Doctor of Optometry degree. Dr. Martella Chiesa also received Bachelor of Science degrees in food science and nutrition, functional biology and visual sciences.

Dr. Martella Chiesa is passionate about local community and philanthropy. She, along with her husband, founded the Ciara Chiesa Circle of Hope Fund. Melanie is also a past Director of the Stanislaus Community Foundation, chaired their Board, Executive Governance, and Scholarship Committee and continues to serve on the Asset Development and Governance Committees, as well as the Leadership in Education & Ag Fund. Dr. Martella Chiesa also served as a trustee for the Gallo Center for the Arts.

Along with leadership and private business knowledge, Dr. Martella Chiesa brings to the Board an understanding of agriculture, healthcare, philanthropy and issues of the Central Valley of California, which is one of Westamerica Bank’s primary markets.

Michele Hassid – Director since 2019

Michele Hassid (63) is Principal at Macias, Gini & O’Connell LLP, an accounting firm. Ms. Hassid serves as the Chair of the Audit Committee and is a member of the Compliance Committee, Executive Committee, and the Nominating Committee. Ms. Hassid has been designated as an Audit Committee “financial expert.”

Ms. Hassid joined Eckhoff and Company in 1990, and served as Managing Partner from 2013 until 2022, when the Company merged into Macias, Gini & O’Connell LLP. Ms. Hassid assists clients with financial and operational needs. Ms. Hassid graduated with honors from San Francisco State University with a B.A. in Accounting and is a graduate of the San Rafael Leadership Institute. She holds a CPA certificate and a CGMA certification. Ms. Hassid has memberships with AICPA, CALCPA, is the Treasurer of the Marin Leadership Foundation and is a finance committee member for Congregation Ner Tamid in San Francisco.

Ms. Hassid’s background and education provides financial expertise and entrepreneurial skills.

David L. Payne – Director since 1984

David L. Payne (70) is Chairman, President & CEO of Westamerica Bancorporation. He was appointed Chairman in 1988 and CEO in 1989. Mr. Payne is Chairman of the Executive Committee and is a member of the Compliance Committee. Mr. Payne is also Chairman, President & CEO of Westamerica Bank. He brings to the Board strong leadership and a vision for the future. He has a thorough knowledge of the banking industry, manages regulatory and business development issues, and has extensive financial and accounting expertise. Mr. Payne possesses excellent management, strategic development and business skills.

Mr. Payne has successfully negotiated and led the Company through many mergers including: John Muir National Bank, Napa Valley Bancorporation, PV Financial, CapitolBank – Sacramento, North Bay Bancorp, ValliCorp Holdings, First Counties Bank, Kerman State Bank, Redwood Empire Bancorp, County Bank, and Sonoma Valley Bank. Mr. Payne also manages his family printing, publishing and cable television business.

Edward B. Sylvester – Director since 1979

Edward Sylvester (89) is a California registered civil engineer and founder of Sylvester Engineering and SCO Planning and Engineering. Mr. Sylvester is Chair of the Loan and Investment Committee, the Nominating Committee, and the Compliance Committee, and is a member of the Executive Committee, and serves as the Lead Independent Director of Westamerica Bancorporation.

Mr. Sylvester is the board Chairman of Nevada County Broadcasters, which owns KNCO and STAR 94 radio stations. He currently provides pro bono technical services to nonprofit organizations and also serves as a board member of Sierra Nevada Memorial Hospital and a member of the hospital finance committee. He is the liaison of that board to the Hospital Foundation and the Chairman of the Nevada County Finance Authority and a founder and member of the steering committee of the Nevada County Community Forum. Mr. Sylvester has previously served as Chairman of the California Transportation Commission, Chairman of the Nevada County Transportation Commission, Chairman of the Board of the Grass Valley Chamber of Commerce, President of the Grass Valley Rotary Club, Chairman and founder of the Nevada County Business Association, President of the Friends of Banner Mountain board promoting preservation of trails and fire-wise issues, President of the Sierra Trailblazers Running Club, Chairman of the California Alliance for Advanced Transportation Systems and numerous advisory committees of the county and the city of Grass Valley on engineering and policy-related issues. Mr. Sylvester has completed 23 marathons around the world and was the 14th person in the world to complete marathons on all seven continents including Antarctica. Mr. Sylvester and his wife are addicted travelers and photographers, who have visited 130 countries to date, searching for new things to experience and photograph.

The depth of Mr. Sylvester’s experience gives him first-hand understanding of all the nuances of development and development funding, a current knowledge of the retail economy, and a state-wide perspective and experience in funding allocation. His long tenure on the Board brings a historical and long-term perspective while he remains current on financial issues with his continuing leadership role in the community and active management positions.

Carter Welch – Director since 2026

Carter Welch (62) is a Business Strategist, Business Advisor, Consultant and Fractional CMO at The Fig Tree Group/ The Shirlaws Group since 2015. He is an experienced business strategist and senior executive with nearly four decades of leadership across consumer products, financial services, technology, manufacturing, and professional services. Mr.

Welch is a member of the Audit Committee and the Loan and Investment Committee. He was appointed to the Board February 2026.

Mr. Welch possesses a strong background in strategy, marketing, consumer insight, growth, risk-informed decision-making, and leadership, with particular strength in helping organizations navigate complexity, change, and inflection points. He focuses on helping organizations balance growth, risk, culture, and long-term value creation by translating complex issues into practical strategic direction.

Mr. Welch has previously served as Vice President of Marketing, Sales and Business Development, where he led a historic turnaround of the redwood lumber industry, reversing a 20-year decline. His most recent roles include Founder and President of The Fig Tree Group (Marketing & Strategy Firm), Vice President of Marketing & Sales of Evare (VC-backed Technology Company), and Director of Marketing at Brach’s Confections.

Mr. Welch holds a Bachelor of Arts (BA) in History & Liberal Arts from Bowdoin College. He is an active mentor and endurance athlete (triathlons), and has been involved in multiple volunteer and community leadership roles.

Inez Wondeh – Director since 2021

Inez Wondeh (58) is the Chief Executive Officer of BASS Medical Group, based in Walnut Creek, California since 2017, and since 2021 has also served as California Market President of BASS Privia Management Company of California, LLC. She is a member of the Audit Committee, the Employee Benefits and Compensation Committee, and the Loan and Investment Committee.

Ms. Wondeh joined BASS in 2015 as Chief Operating Officer and has over 25 years of healthcare executive leadership experience. During her tenure, she has played a central role in executing key growth and transformational initiatives across the organization. Her leadership has driven the development of a comprehensive cancer center, imaging center, laboratory services, and urgent care operations, and three surgery centers, significantly expanding BASS’s clinical and operational footprint to 125 locations across Northern and Southern California.

Ms. Wondeh provides executive leadership and long-term growth strategies across operations, banking and financial oversight, healthcare technology, governance, compliance, and is recognized for fostering high performance and organizational alignment. She holds a Master of Business Administration and a Master of Public Administration and Health Services Administration from the University of San Francisco. She is currently a candidate for a Doctor of Business Administration degree, expected May 2027, at Saint Mary’s College of California, Moraga.

In addition to her role at BASS, Ms. Wondeh is the Founder and Chairwoman of the Ngozi Educational and Healthcare Foundation, a nonprofit organization providing education and healthcare services to children in rural Liberia, West Africa. In October 2026, the Foundation is expected to complete a 10,000-square-foot medical clinic to serve the people of Liberian. Ms. Wondeh is also the Co-Founder of MiPHR, a mobile health (mHealth) technology start-up focused on the prevention and management of diabetes and other chronic diseases through provider partnerships and scalable digital solutions.

Ms. Wondeh’s experience in executive healthcare operations, finance, governance, and strategic planning, together with her results-driven leadership and mission-oriented perspective, qualifies her to serve as a member of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF ALL NOMINEES

Board of Directors and Committees

Director Independence and Leadership Structure. The Board of Directors has considered whether any relationships or transactions related to a Director were inconsistent with a Director’s independence. Based on this review, the Board has determined that A. Belew, M. Camsey, M. M. Chiesa, M. Hassid, E.B. Sylvester, C. Welch and I. Wondeh are “independent” Directors as defined in NASDAQ rules. Mr. Payne is not independent because he is an officer of the Company and the Bank.

Our Board has carefully considered the critical issue of Board leadership. In the context of risk management, the leadership of each Board committee primarily responsible for risk management is vested in an independent committee chair. With regard to the leadership of the meetings of the full Board, our Board of Directors has carefully evaluated whether the positions of Chairman and CEO should be separate or combined. Our Board believes that the most effective leadership structure for the Company at this time is to combine the responsibilities of the Chairman and CEO, a structure that has been successful since 1989. The combined positions avoid a duplication of efforts, enable decisive leadership, and ensure a clear accountability for the performance of the Company, a more rapid implementation of decisions, and a consistent vision. Given the size of our employee base and our level of assets relative to larger, more complex banking structures, our Company is particularly well suited to combine the Chairman and CEO functions. Furthermore, our named executive officers have an average tenure of 26 years and do not require the substantial oversight needed by a less experienced team, which has allowed our Chairman and CEO to lead the Company through eleven acquisitions since 1992.

To ensure strong Board oversight seven of our eight Directors are, as noted above, independent as defined by NASDAQ. Only non-management directors sit on Board committees, with the exception of the Executive Committee and the Compliance Committee, and every non-management director sits on one or more of these Committees. All non-management directors meet at least four times a year outside the presence of the Chairman and CEO. The Board completes an annual board evaluation that is discussed by the Nominating Committee and presented to the full Board. Although the Board believes that it is more effective to have one person serve as the Chairman and CEO at this time, it also recognizes the importance of strong independent leadership on the Board. Accordingly, the Board has established a strong, Independent Lead Director, Mr. Sylvester, who serves at least one year from the date of appointment and has the following clearly delineated and comprehensive duties:

●	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors;
●	serves as liaison between the Chairman and the independent Directors;
●	approves information sent to the Board;
●	approves meeting agendas for the Board;
●	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	has the authority to call meetings of the independent Directors; and
●	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board does not believe that the fact an Independent Lead Director does not preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, or to address any issues the Board chooses, independently of the Chairman.

The members of the Board of Directors of the Company also serve as the members of the Board of Directors of Westamerica Bank, and as such are well informed of bank operations through regular reports and discussions on the operations of the Bank. The Directors’ longevity with the Company has exposed them to a wide range of business cycles, which plays a critical role in managing the risk profile and profitability of the Company through the current economic environment.

Role of the Board of Directors in Risk Oversight. The Board is also responsible for overseeing all aspects of management of the Company, including risk oversight, which is effected through all Board committees, but primarily through the Board’s Audit Committee. The Internal Audit Department reports directly to the Board’s Audit Committee. It presents its independently prepared company-wide annual risk assessment, its evaluation of Management’s prepared risk assessment and its audit plan incorporating the risk assessment, including the policies and procedures utilized to monitor and control such exposures, to the Board’s Audit Committee.

The internal loan review function reports directly to the Board’s Audit Committee. It reports ongoing evaluations of loan portfolios and the risk rating of individual loans using guidelines established by bank regulatory authorities, to the Board’s Audit Committee.

Meetings. The Company expects all Board members to attend all meetings, including the Annual Meeting of Shareholders, except for reasons of health or special circumstances. The Board met nine times during 2025. Every Director attended at least 75% of the aggregate of: (i) the Board meetings held during that period in which they served; and (ii) the total number of meetings of any Committee of the Board on which the Director served. Each individual who served on the Board of the Company on the date of the 2025 Annual Meeting of Shareholders attended the meeting.

Committees of the Board

Director Name	Executive Committee	Audit Committee	Employee Benefits and Compensation Committee	Loan and Investment Committee	Nominating Committee	Compliance Committee
Alisa Belew			X	X
E. Joseph Bowler(1)		X		X	X
Martin Camsey		X	X
Melanie Martella Chiesa			Chair	X		X
Michele Hassid	X	Chair			X	X
David L. Payne	Chair					X
Edward B. Sylvester	X			Chair	Chair	Chair
Carter Welch(2)
Inez Wondeh		X	X	X(3)
Number of Meetings in 2025	9	5	5	9	1	4

(1) Mr. Bowler retired from the Board September 25, 2025.

(2) Mr. Welch was appointed to the Board February 26, 2026.

(3) Ms. Wondeh was appointed to the Loan and Investment Committee October 2025 upon Mr. Bowler's retirement.

Executive Committee. The Board delegates to the Executive Committee all powers and authority of the Board in the management of the business affairs of the Company between board meetings, which the Board is allowed to delegate under California law.

Audit Committee. The Board of Directors has determined that all members of the Audit Committee are independent, as that term is defined by applicable rules of NASDAQ for Audit Committee purposes. The Board has also designated Ms. Hassid as an “Audit Committee financial expert” as defined by the rules of the SEC and has determined that she is “financially sophisticated” under NASDAQ rules. In concluding that Ms. Hassid is the Audit Committee financial expert, the Board determined that she possesses:

●	an understanding of generally accepted accounting principles and financial statements;

●	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
●	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;
●	an understanding of internal control over financial reporting; and
●	an understanding of Audit Committee functions.

Designation of a person (or persons) as an Audit Committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other Audit Committee member or any other Director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

The Audit Committee provides independent, objective oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and performance of the Company’s independent auditor as it performs audit, review or attest services, and the Company’s internal audit and control function. It selects and retains the independent registered public accounting firm, and reviews the plan and the results of the auditing engagement. It acts pursuant to a written charter that was updated and reaffirmed by the Board of Directors in January 2026, and is attached as Exhibit A to this Proxy Statement for the 2026 Annual Meeting of Shareholders.

Employee Benefits and Compensation Committee. The Employee Benefits and Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised solely of Directors who are not current or former employees of Westamerica or any of its affiliates. They are independent as defined by NASDAQ rules.

The Compensation Committee administers Westamerica Bancorporation’s equity incentive plan, Tax Deferred Savings and Retirement Plan, Deferred Profit Sharing Plan, Deferred Compensation Plan, and the Westamerica Bancorporation Deferral Plan. It administers the Company’s compensation programs and reviews and reports to the Board the compensation level for executive officers, including the CEO, of the Company and its subsidiaries and determines that compensation plans are balanced between financial results and prudent risk taking. The Compensation Committee determines annual corporate performance objectives for equity compensation and cash bonuses and their related corporate, divisional and individual goals. Based on the CEO’s assessment of the extent to which each executive officer met those objectives and goals, the Committee determines each executive officer’s annual equity compensation and cash bonus. The Compensation Committee also establishes the individual goals and targets for the CEO. All compensation approved by the Compensation Committee is reported to the full Board of Directors.

The role of the Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis.”

The Compensation Committee is governed by a written charter as required by NASDAQ rules. The charter was reaffirmed by the Board of Directors in January 2026 and is attached as Exhibit B to this Proxy Statement for the 2026 Annual Meeting of Shareholders. The Compensation Committee has the authority to seek assistance from officers and employees of the Company as well as external legal, accounting and other advisors. It has not retained outside consultants for compensation advice, but can request assistance on an as-needed basis. It does not delegate authority to anyone outside of the Compensation Committee. The Payroll and Employee Benefits Department supports the Compensation Committee by fulfilling certain administrative duties regarding the compensation programs.

Nominating Committee. The Board of Directors has determined that all members of the Nominating Committee are independent, as defined in NASDAQ rules.

The Nominating Committee screens and recommends qualified candidates for Board membership. This Committee recommends a slate of nominees for each Annual Meeting. As part of that process, it considers each existing Board member’s contributions. The Committee also considers recommendations of shareholders. The Committee applies the same evaluation standards whether the candidate was recommended by a shareholder or the Board. The Nominating Committee is governed by a written charter, which was reaffirmed by the Board of Directors in January 2026 and is attached as Exhibit A to the Proxy Statement for the 2025 Annual Meeting of Shareholders.

While the Board does not have a formal diversity policy, it broadly defines diversity to encompass a range of skills and expertise sufficient to provide prudent guidance to the Company. In addition to the qualifications and characteristics described below, it considers whether the potential Director assists in achieving a mix of Board members that represents a diversity of background, perspective, and experience. Our Board includes Directors with experience in public corporations and nonprofit organizations, as well as entrepreneurial individuals who have successfully run their own private enterprise. Our Board also has a broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership, and expertise in capital management, finance, accounting, regulatory affairs, and investment management.

Compliance Committee. The Committee provides oversight of the Company’s Compliance Management System to ensure compliance with consumer protection laws and regulations.

Nominating Directors. Shareholder nominations must be made in accordance with Section 2.14 of the Bylaws of the Company. That section requires, among other things, that nominations be submitted in writing and must be received by the Corporate Secretary not earlier than 120 days and not later than 90 days before the anniversary of the date of the prior year’s Annual Meeting of Shareholders. If the date for the current year’s Annual Meeting changes more than 30 days from the date on which the prior year’s meeting was held, the Company must receive notice not earlier than 120 days prior to such Annual Meeting and not later than 90 days before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In addition, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of nominees other than the Company’s nominees must provide notice setting forth the information required by SEC Rule 14a-19 no later than February 22, 2027, or such earlier date as may be required by the Company’s Bylaws. The nominating shareholder (or a qualified representative) and the nominating shareholder’s candidate(s) must be present in person at the meeting for the election of directors.

Nominations must include the following information:

●	the principal occupation of the nominee;
●	the total number of shares of capital stock of the Company that the shareholder expects will be voted for the nominee;
●	the name and address of both the nominee and the nominating shareholder;
●	the number of shares of capital stock of the Company owned by the nominating shareholder; and
●	if requested by the Company, the nominee must complete a director questionnaire to be provided by the Company. If a nominating shareholder will solicit proxies for a nominee or nominees other than the corporation’s nominees in accordance with SEC Rule 14a-19 the nominating shareholder’s written nomination must also include all information required to be provided to the Company by Rule 14a-19 and a written representation and undertaking that such shareholder will comply with requirements of Rule 14a-19 and all requirements of the SEC’s proxy rules.

The Committee has specified the following minimum qualifications it believes must be met by a nominee for a position on the Board:

●	appropriate personal and professional attributes to meet the Company’s needs;
●	highest ethical standards and absolute personal integrity;
●	physical and mental ability to contribute effectively as a Director;
●	willingness and ability to participate actively in Board activities and deliberations;
●	ability to approach problems objectively, rationally and realistically;
●	ability to respond well and to function under pressure;
●	willingness to respect the confidences of the Board and the Company;
●	willingness to devote the time necessary to function effectively as a Board member;
●	possess independence necessary to make unbiased evaluation of Management performance;
●	be free of any conflict of interest that would violate applicable law or regulation or interfere with ability to perform duties;
●	broad experience, wisdom, vision and integrity;
●	understanding of the Company’s business environment; and
●	significant business experience relevant to the operations of the Company.

Loan and Investment Committee. This Committee reviews major loans and investment policies.

Director Compensation

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in the year 2025. Directors who are employees of the Company receive no compensation for their services as Directors.

Director Compensation Table For Fiscal Year 2025

Name(1)	Fees Earned Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	Total ($)
Alisa Belew	42,400	212	42,612
E. Joseph Bowler(3)	33,300	—	33,300
Martin Camsey	40,000	—	40,000
Melanie Martella Chiesa	44,600	151	44,751
Michele Hassid	46,650	—	46,650
Edward B. Sylvester	51,300	5,176	56,476
Inez Wondeh	41,200	74	41,274

(1) Non-employee Directors did not receive options or stock awards in 2025 and none hold any options or stock awards. During 2025, non-employee Directors of the Company were paid an annual retainer of $22,000. Each non-employee Director received $1,200 for each meeting of the Board attended and $600 for each Committee meeting attended. The Chairman of each Committee received an additional $250 for each Committee meeting attended. All non-employee Directors are reimbursed for expenses incurred in attending Board and Committee meetings. The Chairman of the Board, David L. Payne, is compensated as an employee and did not receive any compensation as a Director.

(2) The Deferred Compensation Plan allows non-employee Directors to defer some or all of their Director compensation with interest earnings credited on deferred compensation accounts. The amount shown is the interest on nonqualified deferred compensation that exceeds 120% of the long-term Applicable Federal Rate, with compounding, on all cash compensation deferred in 2025 and in previous years.

(3) Mr. Bowler retired from the Board September 25, 2025.

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of the Company and Westamerica Bank serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Shareholders. It is anticipated that each of the executive officers listed below will be appointed to serve in such capacities at that meeting.

David L. Payne – Held since 1984

David L. Payne (70) is the Chairman of the Board, President and CEO of the Company and Westamerica Bank. Mr. Payne also manages his family printing, publishing and cable television business. For additional information regarding Mr. Payne, please see “Proposal 1 – Election of Directors - Board of Directors” above.

Anela M. Jonas – Held since 2024

Anela M. Jonas (52) is Senior Vice President and Chief Financial Officer of the Company effective June 2024. Ms. Jonas is a California licensed Certified Public Accountant (inactive) who has performed a variety of responsibilities in the Company’s Finance and Administration Division for fourteen years, including serving as Controller.

Brian Donohoe – Held since 2019

Brian Donohoe (44) is Senior Vice President and Chief Information Officer of the Company. Mr. Donohoe joined Westamerica Bancorporation in 1999 and has held a variety of positions in the Banking Division and the Operations and Systems Division, most recently, Vice President and Manager of Business Services until 2018.

Russell W. Rizzardi – Held since 2008

Russell W. Rizzardi (70) is Senior Vice President and Chief Credit Administrator of Westamerica Bank. Mr. Rizzardi joined Westamerica Bank in 2007. He has been in the banking industry since 1979 and was previously with Wells Fargo Bank and U.S. Bank.

Robert Baker – Held since 1995

Robert Baker (61) is Senior Vice President, Banking Division Manager of Westamerica Bank. Mr. Baker joined Westamerica Bank in 1995 through the Bank’s acquisition of Pacific Valley National Bank. He later served as Senior Vice President, Sales and Marketing Director with County Bank and rejoined Westamerica in 2009. He has been in the banking industry since 1985 and has held various positions in branch banking, lending and marketing.

Code of Ethics. The Company has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K of the Securities Act of 1933) that is applicable to its senior financial officers including its chief executive officer, chief financial officer, and principal accounting officer.

Compensation Discussion and Analysis

The executive compensation practices described below have been followed consistently for thirty-two years. At each Annual Meeting of Shareholders since 2010, a majority of our shareholders approved an advisory proposal on the Company’s executive compensation. Last year 99 percent of the shares voting on this proposal voted to support our Corporation’s executive compensation strategy.

The Compensation Committee governs the executive compensation program that combines three compensation elements: base salary, annual non-equity cash incentives, and long-term stock grants. Several compensation philosophies and practices underlie this program:

●	base salaries for participants in this program should be limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance.
●	incentive compensation (annual non-equity cash incentives and long-term stock grants) is based on measurement of performance against pre-established objective measurable goals. Specific criteria for each objective are established for “threshold,” “target,” and “outstanding” performance. On any one measure, performance below “threshold” results in no credit for that objective. “Threshold” performance results in 75% achievement, “target” performance results in 100% achievement, and “outstanding” performance results in 150% achievement. The performance achievement level determines the size of incentive compensation awards.
●	long-term incentive stock grants will be awarded to senior management if the corporate performance level is rated “threshold” or better. The purpose of long-term incentive grants is to:
–	motivate senior management to focus on long-term performance;
–	avoid excessive risk-taking and instill conservative management practices;
–	build equity ownership among Westamerica’s senior management;
–	link shareholder interests to management incentives; and
–	create ownership mentality among senior management.

In February 2013, the Board of Directors adopted a clawback policy that requires executive officers to forfeit previously awarded incentive compensation if the incentives were based on materially inaccurate financial statements or other performance measures that are later proven to be materially inaccurate or the achievement of which were due to fraud or other misconduct. The Company’s 2025 Westamerica Omnibus Equity Incentive Plan includes a clawback provision with similar terms. In October 2023, the clawback policy was revised to comply with new NASDAQ listing standards.

Establishing Incentive Levels, Determining Objectives and Measuring Performance. In administering the executive compensation program, the Compensation Committee determines “target” incentives for each position annually. The Compensation Committee exercises discretion in establishing “target” incentives in an effort to provide competitive pay practices while motivating and rewarding performance that benefits the Company’s long-term financial performance and shareholder interests, and avoids excessive risk-taking.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance objectives. In establishing corporate performance objectives, the Compensation Committee takes into consideration the current operating environment for the commercial banking industry as well as internal management policies and practices which would, in the Compensation Committee’s opinion, benefit the long-term interests of the Company and its shareholders. Corporate performance measures include risk management elements considered to be responsive to the impact that current operating conditions could have on the long-term performance of the Company. The Compensation Committee monitors the economy and the banking industry’s operating environment throughout the ensuing year, and may exercise discretion in adjusting corporate performance objectives during the year.

The operating environment for the commercial banking industry is impacted by a myriad of factors including, but not limited to, local, national and global economic conditions, interest rate levels and trends, monetary policies of the Federal Reserve Board and its counterparts in other countries, fiscal policies of the United States government and other global political conditions, regulations and legislation, liquidity in capital markets, the demand for capital by commercial enterprises and consumers, new financial products, competitive response to changing conditions within the industry, trade balances, the changing values of real estate, currencies, commodities and other assets, and other factors.

Management policies and practices the Board considers in establishing corporate performance objectives include, but are not limited to, management of the Company’s balance sheet and product pricing in a manner which will benefit the long-term financial interests of shareholders, the type and variety of financial products and services offered by the Company, adherence to internal controls, management of the credit risk of the Company’s loan and bond portfolios, management of liquidity to meet depository customer needs, the results of internal, regulatory and external audits, service quality delivered to the Company’s customers, service quality of “back office” support departments provided to those offices and departments directly delivering products and services to the Company’s customers, maintenance of operating policies and procedures which remain appropriate for risk management in a dynamic environment, timely and efficient integration of any acquired companies, operational efficiencies, and capital management practices.

Restricted performance shares (“RPS”) are restricted share unit awards that vest upon the achievement of performance objectives established by the Compensation Committee. Historically, the Company has granted RPS awards to its executives with a three-year vesting period and vesting conditions based on performance factors including the Company’s three year cumulative diluted earnings per share (EPS), three year average of annual return on average total assets (ROA); three year average of annual return on average shareholders’ equity relative to industry average ROE (ROE differential); non-performing assets to total assets (NPA); and the efficiency ratio over three years.

In addition to establishing corporate performance objectives, the Compensation Committee also establishes individual goals for the CEO. In regard to the other executives named in the accompanying tables, the CEO recommends divisional and individual performance objectives to the Compensation Committee, which considers, discusses, adjusts as necessary, and adopts such performance objectives.

Upon the closure of each calendar year, the Compensation Committee reviews corporate, divisional, and individual performance against the performance objectives for the year just completed. After thorough review and deliberation, the Compensation Committee determines the recommended amount of individual non-equity cash incentives and stock-based incentive awards. The Compensation Committee reports such incentives to the Board of Directors. Meetings of the Compensation Committee and Board of Directors routinely occur in January, immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes.

Equity Compensation Plans. Long-term stock grants may only be awarded under shareholder approved stock-based incentive compensation plans (the “equity incentive plans”).

In 2025, the Company’s shareholders approved the 2025 Westamerica Omnibus Equity Incentive Plan (the “2025 Plan”). The 2025 Plan authorizes the grant of up to 750,000 shares. In addition, the 2025 Plan authorizes the issuance of shares under an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by the Company. Any additional authorization of shares available for issuance must be approved by shareholders. The 2025 Plan expires on April 25, 2029, after which shareholder approval is again required to extend the term or approve a new equity incentive plan.

The 2025 Plan replaced the Company’s 2019 Omnibus Equity Incentive Plan (the “2019 Plan”).

The Company may no longer grant any awards under the 2019 Plan, though awards previously issued under the 2019 Plan and the Company’s 2012 Amended and Restated Stock Option Plan of 1995 continue to be outstanding, subject to the terms of the applicable awards agreements. The 2019 Plan established governing terms and conditions for all stock grants awarded from the effective date of the plan through the effective date of the 2025 Plan.

The 2025 Plan allows the following types of stock-based compensation awards:

Incentive Stock Options (“ISO”) allow the optionee to buy a certain number of shares of Westamerica Bancorporation common stock at a fixed price, which is established on the date of the option grant. ISOs are intended to meet the requirements of Section 422 of the Internal Revenue Code which provide advantages if certain conditions are met. If the optionee holds the acquired stock for the designated holding period, the optionee defers the timing of recognizing taxable income related to exercising the ISO. If the optionee complies with the ISO requirements, the Company does not receive a corporate tax deduction related to the shares issued.

Nonqualified Stock Options (“NQSO”) also give the optionee the option to buy a certain number of shares of Westamerica Bancorporation common stock at a fixed price, which is established on the date of grant. Unlike ISOs, NQSOs do not allow deferral of taxable income for the optionee. At the time NQSOs are exercised, the optionee incurs taxable income equal to the spread between the exercise price and the market price of the stock, and the Company receives a corporate tax deduction in the same amount.

Share Appreciation Rights (“SAR”) provide the holder a cash payment equal to the difference between the fair market value of the Westamerica Bancorporation common stock on the date the SAR is surrendered and the fair market value of the Company’s common stock on the date the SAR was granted. The optionee incurs taxable income at the time the SAR is settled and the Company receives a corporate tax deduction in the same amount.

Restricted Shares and Restricted Share Units. The Compensation Committee determines the vesting schedule and performance goals, if any, applicable to the grant of restricted shares and Restricted Share Units. Restricted Share Units are awards that may be settled in Westamerica Bancorporation common stock or cash, subject to vesting. As described above, the Company has historically granted Restricted Share Units as RPS awards that settle in shares of Westamerica Bancorporation common stock, subject to the achievement of performance objectives. Award recipients receive shares at the end of the performance measurement period only if performance objectives are achieved. The award recipient incurs taxable income at the time any RPS vests and the Company receives a corporate tax deduction in the same amount.

Determination of Awards to Grant. In determining which type of stock-based compensation awards to grant, the Compensation Committee considers the attributes of each form of incentive. Examples include the ability to motivate management to make decisions based on the long-term interests of shareholders, the desire to compensate with shares rather than cash, and the tax consequences of each type of award. The Compensation Committee retains the latitude to utilize all forms of incentives provided under the equity incentive plans. In the current and preceding years, the Compensation Committee has utilized NQSO and RPS based on the motivational aspects of stock price appreciation, the settlement in shares rather than cash, and the preservation of tax deductions for the Company. As of March 6, 2026, the Company had no ISO or SAR awards outstanding.

Determination of Exercise Price. The equity incentive plans require the exercise price of each NQSO, ISO or SAR to be no less than one hundred percent (100%) of the fair market value of Westamerica Bancorporation common stock on the date of grant. The equity incentive plans do not allow re-pricing stock options for poor stock price performance.

Stock-based compensation awards are submitted by the Compensation Committee to the full Board of Directors for review. As described above, these meetings have routinely occurred in January immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes. The Compensation Committee meeting has routinely been held during the same week as the related Board of Directors meeting. These January meetings follow by no more than ten business days the Company’s public disclosure of its financial results for the preceding year. As a result, stock option grants are awarded, and the exercise price of such grants are determined at a time when the Company has broadly disseminated its financial condition and current operating results to the public. The Company’s outstanding stock option grants are dated, and related stock option exercise prices are determined, on the January date the Compensation Committee meets to approve such grants.

Long-Term Incentive Attributes. The Board of Directors has designated the Compensation Committee as the administrator of the equity incentive plans. The Compensation Committee reports to the Board the terms and conditions of awards granted under these plans. In carrying out this responsibility, the Compensation Committee designs such awards as long-term incentives. The terms and conditions of currently outstanding awards under the Company’s several equity incentive plans include:

●	NQSO grants vest one-third (1/3) on each anniversary of the grant date. As such, NQSO grants become fully vested over a three-year period. NQSO grants expire on the tenth anniversary of the grant date. The Company does not pay dividends on shares underlying NQSO grants until the optionee exercises the option and the shares are outstanding on a dividend record date.
●	RPS awards vest three years following the grant date, only if corporate performance objectives are achieved over the three-year period. The Company does not pay dividends on shares underlying RPS awards until vesting occurs and shares awarded become outstanding on a dividend record date.

The Company’s long-standing practice has been to grant equity awards, including stock options, on a predetermined schedule. On the date of the regular Board meeting of the fiscal year, the Compensation Committee reviews and approves the value and amount of the equity compensation to be awarded (including RPS awards and stock options) to executive officers, other than the CEO who has not received equity awards in recent years. The first regular meeting of the Board typically occurs after the Company’s release of the financial results for the prior fiscal year through the filing of a Current Report on Form 8-K but before the filing of the Company’s Annual Report on Form 10-K for that fiscal year, typically during the final week of January.

The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Instead, the timing of grants is in accordance with its compensation cycle, with awards granted at the start of the new fiscal year to incentivize the executives to deliver on the Company’s strategic objectives for the new fiscal year. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation, but instead has adhered to the schedule described above.

Compensation for the Chairman, President & CEO. Mr. Payne performs two functions for the Company. These two functions tend to be compensated separately at similarly sized banking institutions. Mr. Payne serves as Chairman of the Board with responsibilities including oversight of the organization and external strategic initiatives. Mr. Payne also serves as President and CEO with responsibilities including daily management of internal operations. Mr. Payne’s total compensation reflects these broad responsibilities. Consistent with the overall compensation philosophy for senior executives, Mr. Payne’s compensation has a greater amount of pay at risk through incentives than through base salary. Since Mr. Payne is compensated as an executive, he is not eligible to receive compensation as a Director.

As noted on page 35 of this Proxy Statement under the Pension Benefits Table, during 1997 the Company entered into a nonqualified pension agreement (“Pension Agreement”) with Mr. Payne in consideration of Mr. Payne’s agreement that RPS awards granted in 1995, 1996 and 1997 would be cancelled.(1) In entering the Pension Agreement, the Board of Directors considered the following:

(1)The value of the surrendered RPS shares and the Pension Agreement were considered equivalent based on actuarial assumptions.

●	Mr. Payne had a significant beneficial interest in Westamerica Bancorporation common stock, which was more than adequate to continue to provide motivation for Mr. Payne to continue managing the Company in the best interests of shareholders.

●	in 1997, the Company had consummated its largest acquisition, with significant total asset growth of approximately 51 percent. One of the Board’s objectives was to provide a compensation mechanism providing retention features for Mr. Payne. Retention of Mr. Payne as President and CEO was desired following the Company’s significant growth. The RPS awards surrendered for the Pension Agreement were scheduled to vest on dates in 1998, 1999 and 2000, while the Pension Agreement was not fully vested until December 31, 2002. Additionally, the 20-year certain pension provided under the Pension Agreement was to commence upon Mr. Payne’s attainment of age 55. Mr. Payne was age 42 at the time of entering the Pension Agreement.

Compensation Awarded to Named Executive Officers. The “named executive officers” for 2025 included (i) chief executive officer, (ii) chief financial officer, (iii) each of the other three most highly compensated executive officers serving at the end of the fiscal year ending December 31, 2025 as reflected below, and (iv) one former Senior Vice President and Treasurer for the Company, who retired from the Company in January 2025, for whom disclosure would have been provided under (iii) but for the fact that he was not serving as an executive officer at the end of the fiscal year ending December 31, 2025. For 2025 the named executive officers were David L. Payne, Anela M. Jonas, Brian Donohoe, Russell W. Rizzardi, Robert Baker and John “Robert” A. Thorson. Due to Mr. Thorson’s retirement in January 2025, Mr. Thorson’s compensation related to the 2025 performance year was limited to his base salary, and therefore is excluded from the following incentive compensation disclosures.

Base salaries for participants in the executive compensation program are generally limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance. As such, base pay increases are generally infrequent and limited to “control points” assigned to each position. The non-equity cash incentive formula has the following components:

"Target" Cash Incentive	X	Composite Corporate, Divisional and Individual Performance Level	=	Cash Incentive Award

In structuring performance goals for the named executive officers, the Compensation Committee emphasizes goals, which if achieved, will benefit the overall Company. As such, senior management level positions have high relative weighting on corporate objectives, and divisional leadership positions also have significant weighting on divisional objectives. The “target” cash incentive and the weighting of goals for the named executive officers for 2025 performance were as follows:

	“Target”	Goal Weighting
	Cash
	Incentive	Corporate	Divisional	Individual
Mr. Payne	$360,000	80%	—	20%
Ms. Jonas	82,000	55%	25%	20%
Mr. Donohoe	71,500	55%	25%	20%
Mr. Rizzardi	60,500	55%	35%	10%
Mr. Baker	67,500	50%	40%	10%

The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability of the Company and its future earnings potential. The 2025 corporate performance goals related to current year “profitability” included return on average equity, return on average assets and diluted earnings per share. The performance goals designed to maintain the long-term stability of the Company include “quality” and “control” components. The “quality” measures include loan portfolio quality measures (classified loans and other real estate owned, non-performing loans and other real estate owned, and net loan losses to average loans) and service quality measures (service quality of support departments and branches). The “control” measures include annual non-interest expense to annual revenues (efficiency ratio), the level of annual non-interest expenses, and internal audit results. By maintaining both current year “profitability” goals and longer-term “quality” and “control” goals, Management has a disincentive to maximize current earnings at the expense of longer-term results.

At the beginning of the year, the Compensation Committee’s expectations for the 2025 operating environment included an uncertain trajectory for inflation and Federal Open Market Committee (FOMC) monetary policy, employment conditions, sustainability of fiscal stimulus influences over deposit volumes, and evolution of intermediate-term interest rate levels. The Committee reserved the ability to exercise a certain degree of judgment in adjusting target goals based on the ultimate operating environment.

The Compensation Committee determined the 2025 operating environment was generally characterized as follows:

●	the monetary policies of the FOMC reflect monetary easing, reducing interest rates and depositor yield expectations;
●	the Treasury yield curve is characterized by an inverted U-shape;
●	inflation edged up and remains somewhat elevated; the FOMC seeks to achieve target inflation rate;
●	employment conditions remained solid; and
●	the Federal Reserve shifted from reducing its holdings of bonds, reducing liquidity in the marketplace, to purchasing Treasury securities to maintain ample supply of reserves.

The Compensation Committee considered Management’s response to the current operating environment including:

●	reducing floating-rate assets to reduce exposure to interest rate risk;
●	reducing deposit yields as the FOMC reduced the federal funds rate to reduce funding costs;
●	maintaining superior customer service for the Company’s service-oriented depositor base;
●	consistently applying conservative credit risk practices in the loan and bond portfolios;
●	adjusting risk-based loan pricing to higher market yields to support long-term financial results;
●	maintaining a prudent liquidity position;
●	management of human resources throughout the organization during a period of tight labor conditions;
●	maintaining relatively low operating costs; and
●	prudent management of capital enabling the Company to continue providing increasing annual dividends per share to shareholders, and positioning the Company for growth opportunities.

The Compensation Committee exercised judgment by making adjustments to actual results to take into account the impact of the operating environment. Adjusted actual results against “target” performance goals were:

	Performance	Adjusted Actual
Profitability Goals:	“Target”	Results
Return on average shareholders’ equity	12.16%	11.62%
Return on average assets	1.80%	1.92%
Diluted earnings per share	$4.36	$4.39

Quality Goals:
Classified loans and other real estate owned	$30 million	$12 million
Non-performing loans and other real estate
owned	$5 million	$2 million
Net loan losses to average loans	0.30%	0.39%
Service quality	Improving	Improving

Control Goals:
Non-interest expense to revenues (efficiency ratio)	40.6%	39.5%
Non-interest expenses	$108.0 million	$102.4 million
Below satisfactory internal audits	none	none

In reviewing the operating environment, Management’s response to the operating environment, and adjusted results compared to “target” performance goals, the Compensation Committee determined corporate performance to be 112%

of target goals.

As described above, divisional and individual goals are used in conjunction with corporate performance goals to determine cash bonus awards.

In addition to daily management responsibilities, Mr. Payne’s individual goals included:

●	managing the Company to achieve 2025 corporate performance goals approved by the Board of Directors, including return on equity, return on assets, earnings per share and operating expenses;
●	management oversight of merchant services function and related revenue;
●	ensure an effective control environment as validated by internal and external audits;
●	management oversight of divisional managers toward achievement of their assigned goals and objectives;
●	support senior leadership transitions due to retirements or other changes;
●	support an effective investor relations program;
●	execution of an outbound calling program related to potential merger and acquisition opportunities;
●	completion of branch visitations and inspections; and
●	support of balance sheet management activities, including a key depositor retention program.

Based on individual performance against these goals, the Committee exercised its discretion and assigned Mr. Payne a composite corporate and individual performance level of 111%.

In addition to routine on-going divisional responsibilities, Ms. Jonas managed the Finance & Administration Division toward functional goals, which included:

●	progress in personnel recruiting and employee development plans;
●	implementation of significant systems;
●	control of divisional operating expenses;
●	maintenance of sound operating practices and internal controls;
●	achievement of customer service goals; and
●	satisfactory regulatory examinations, external audits, and internal audits.

Based on the Finance & Administration Divisions’ results, the Committee determined divisional performance to be 131%.

In addition to daily management responsibilities, Ms. Jonas’ individual goals included:

●	completion of transition into division management roles and responsibilities;

●	maintain effective working relationships and communication practices with third party service providers;
●	manage payroll and benefits department toward achieving personnel development objectives and delivering superior customer service; and
●	provide training, mentoring and development to targeted personnel.

Based on individual performance against these goals, the Committee determined Ms. Jonas’ individual performance to be 138%. As a result, Ms. Jonas’ composite corporate, divisional and individual performance level was 122%.

In addition to routine on-going divisional responsibilities, Mr. Donohoe managed the Operations & Systems Division toward functional goals, which included:

●	meet divisional service quality standards;
●	manage divisional operating costs to budgeted levels;
●	completion of projects to upgrade technology automation and risk monitoring areas;
●	completion of projects to control and lower operating expenses;
●	completion of projects to increase noninterest income; and
●	satisfactory internal and external audit results.

Based on the Operations & Systems Division’s results, the Committee determined divisional performance to be 127%.

In addition to daily management responsibilities, Mr. Donohoe’s individual goals included:

●	staff development, coaching, and mentoring; and
●	negotiation of key vendor contracts.

Based on individual performance against these goals, the Committee determined Mr. Donohoe’s individual performance to be 138%. As a result, Mr. Donohoe’s composite corporate, divisional and individual performance level was 121%.

In addition to routine on-going divisional responsibilities, Mr. Rizzardi managed the Credit Division toward functional goals, which included:

●	meet loan portfolio credit quality objectives;
●	manage loan underwriting to Company standards;
●	achieve satisfactory internal and external audits;
●	manage service quality of operating units to established standards; and
●	manage operating costs at or below budgeted levels.

Based on the Credit Division’s results, the Committee determined divisional performance to be 104%.

In addition to daily management responsibilities, Mr. Rizzardi’s individual goals included:

●	ensure division meets compliance goals; and
●	provide support to the loan review function.

Based on individual performance against these goals, the Committee determined Mr. Rizzardi’s individual performance to be 113%. As a result, Mr. Rizzardi’s composite corporate, divisional and individual performance level was 109%.

In addition to routine on-going divisional responsibilities, Mr. Baker managed the Banking Division toward functional goals, which included:

●	achievement of loan and deposit objectives;

●	achievement of noninterest income objectives;
●	managing toward Community Reinvestment Act goals for loans and service hours; and
●	meeting overall customer service standards.

Based on the Banking Division’s results, the Committee determined divisional performance to be 100%.

In addition to daily management responsibilities, Mr. Baker’s individual goals included:

●	management of the sales staff performance toward achievement of goals;
●	individual Community Reinvestment Act loan objectives;
●	managing divisional compliance related activities; and
●	ensuring effective divisional communication.

Based on individual performance against these goals, the Committee determined Baker’s individual performance to be 138%. As a result, Mr. Baker’s composite corporate, divisional and individual performance level was 110%.

Based on the above described performance against objectives, the Committee determined cash incentive awards as follows:

	“Target”		Composite Corporate		Cash
	Cash	X	Divisional and Individual	=	Incentive
	Incentive		Performance Level		Award
Mr. Payne	$360,000		111%		$400,000
Ms. Jonas	82,000		122%		99,800
Mr. Donohoe	71,500		121%		86,400
Mr. Rizzardi	60,500		109%		66,000
Mr. Baker	67,500		110%		74,200

The size of stock grants is determined by corporate performance using stated formulas. The formulas used to determine “target” NQSO and RPS grant sizes adjust for changes in the underlying value of one share of Westamerica Bancorporation stock. For achievement of corporate performance in 2025, the following stock grants were awarded in January 2026:

	“Target”				Nonqualified
	Nonqualified		Corporate		Stock
	Stock Option	X	Performance	=	Option
	Grant		Level		Award
Mr. Payne	—		112.0%		—
Ms. Jonas	21,000		112.0%		23,500
Mr. Donohoe	18,300		112.0%		20,500
Mr. Rizzardi	17,100		112.0%		19,200
Mr. Baker	14,100		112.0%		15,800

	Target”		Corporate
	RPS	X	Performance	=	RPS
	Grant		Level		Award
Mr. Payne	—				—
Ms. Jonas	2,190		112.0%		112.0%
Mr. Donohoe	1,900		112.0%		2,450
Mr. Rizzardi	1,780		112.0%		2,130
Mr. Baker	1,270		112.0%		1,990

The NQSO grants have an exercise price equal to the fair market value of Westamerica Bancorporation common stock on the grant date, vest over a three-year period beginning one year from the date of grant and expire on the tenth anniversary of the grant date.

RPS awards vest three years following the grant date, only if certain corporate performance objectives are achieved over the three-year period. In January 2026, the Compensation Committee evaluated whether the three-year corporate performance objectives were met for RPS awards granted in January 2023. The performance objectives for the RPS granted in January 2023 included:

●	3 year cumulative diluted earnings per share (EPS);
●	3 year average of annual return on average total assets (ROA);
●	3 year average of annual return on average subsidiary Bank shareholders’ equity relative to industry average ROE (ROE differential);
●	end of period non-performing assets (NPA); and
●	efficiency ratio over 3 years.

The RPS would vest if any one of the following performance results were achieved:

●	4 of 5 objectives reaching “threshold” performance level;
●	3 of 5 objectives reaching “target” performance level; or
●	2 of 5 objectives reaching “outstanding” performance level.

The goals and achieved results were:

	Threshold	Target	Outstanding	Measured Results	Result
EPS	$12.79	$14.79	$15.54	$15.51	Outstanding
ROA	1.50%	1.84%	1.94%	2.10%	Outstanding
ROE differential	1.00%	1.50%	1.75%	3.97%	Outstanding
NPA	$20 million	$15 million	$10 million	$2 million	Outstanding
Efficiency Ratio	45.00%	37.00%	34.00%	35.70%	Target

With four of the goals achieving the “outstanding” performance, the Compensation Committee determined the RPS shares awarded in 2023 vested upon achievement of the three-year goals.

Nonqualified Deferred Compensation Programs. The Company maintains nonqualified deferred compensation programs to provide senior and mid-level executives the ability to defer compensation in excess of the annual limits imposed on the Company’s 401(k) plan. The Company believes these tax deferral programs enhance loyalty and motivate retention of executives. These programs allow executives to defer cash pay and RPS shares upon vesting. The programs also allow Directors to defer Director fees.

●	cash pay deferred in the program accumulates in accounts in the names of the participating Directors and executives. The Company credits the balance of these accounts with interest using an interest rate that approximates the crediting rate on corporate-owned life insurance policies, under which Directors and executives are the named insured. Deferrals and interest credits represent general obligations of the Company.
●	the common stock the Company issues to executives upon the vesting of RPS grants may be deferred into the program and deposited into a “Rabbi Trust.” Since these shares are outstanding shares of the Company’s common stock, the Company pays dividends on these shares at the same rate paid to all shareholders. The shares held in the “Rabbi Trust” are subject to claims by the Company’s creditors.

Employment Contracts. None of the executives named in the accompanying tables have employment contracts with the Company.

Compensation in the Event of a Change in Control. The banking industry has significant merger and acquisition activity. To promote retention of senior executives, unvested NQSO and RPS grants contain a “change in control” provision, which trigger full vesting upon a change in control. The Compensation Committee determined these provisions were appropriate in order to retain executives to continue managing the Company after any “change in control” was announced through its ultimate consummation. Since none of the named executive officers have entered employment contracts with the Company, they serve in an “at-will” capacity and could terminate their employment at any time. The Compensation Committee felt it would be in the best interests of shareholders to have a retention mechanism in place to provide continuity of management during a “change in control” process. Further, the Committee expects the named executive officers would be terminated by an acquiring institution rather than retained in a similar functional capacity.

The Company also maintains a Severance Payment Plan covering all employees to promote employee retention. The Severance Payment Plan provides salary continuation benefits for employees in the event of a “change in control.” The amount of salary continuation benefits is based on years of service and corporate title, but in no event exceeds the equivalent of one times annual salary. Mr. Payne, Ms. Jonas, Mr. Donohoe, Mr. Rizzardi and Mr. Baker are eligible for one year’s salary under the plan.

Internal Revenue Code. Internal Revenue Code (“IRC”) Section 162(m) places a limit on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s highest-paid executives. Prior to enactment of the Tax Cuts and Jobs Act of 2017 (the “Act”), certain “performance-based compensation” was not counted toward this limit. The Act eliminated the “performance-based compensation” exemption as of November 2, 2017. The Company intends generally to qualify compensation paid to executive officers for deductibility under the IRC but reserves the right to pay compensation that is not deductible.

Employee Benefits and Compensation Committee Report

We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis with Management. Based on that review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Submitted by the Employee Benefits and Compensation Committee

Melanie Martella Chiesa, Chair

Alisa Belew

Inez Wondeh

Martin Camsey

Compensation Committee Interlocks and Insider Participation

For 2025, the Compensation Committee was comprised of current members Melanie Martella Chiesa, Alisa Belew, Inez Wondeh and Martin Camsey. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this Proxy Statement, or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee. None of the executive officers of the Company has served on the Board of Directors or on the Compensation Committee of any other entity, where one of that entity’s executive officers served either on the Board of Directors or on the Compensation Committee of the Company.

Summary Compensation

The following table sets forth summary compensation information for the named executive officers for the years ended December 31, 2023, 2024 and 2025.

Summary Compensation Table For Fiscal Year 2025

Name / Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Stock Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	TOTAL
David L. Payne	2025	$371,000	$—	$—	$400,000	$—	$31,645	$802,645
Chairman,	2024	371,000	—	—	385,000	—	30,658	786,658
President & CEO	2023	371,000	—	—	360,000	—	27,701	758,701
John "Robert" A. Thorson (6)	2025	87,101	127,403	208,269	—	18,491	16,795	458,059
SVP & Treasurer	2024	149,000	127,232	193,404	166,600	—	34,176	670,412
	2023	149,000	129,800	190,400	137,400	10,216	33,044	649,860
Russell W. Rizzardi	2025	126,735	103,676	170,229	66,000	—	13,230	479,870
SVP & Chief	2024	102,574	103,376	155,916	65,700	—	10,259	437,825
Credit Administrator	2023	120,960	105,393	153,850	65,300	—	11,511	457,014
Brian Donohoe	2025	130,008	110,897	181,641	86,400	—	38,243	547,189
SVP & Chief	2024	130,008	111,328	169,548	86,100	—	39,693	536,677
Information Officer	2023	130,008	113,159	164,900	85,000	—	39,353	532,420
Robert Baker	2025	130,021	74,275	139,797	74,200	963	23,980	443,236
SVP & Banking	2024	130,021	74,053	130,356	74,800	—	24,289	433,519
Division Manager	2023	130,020	75,439	127,500	74,800	445	24,926	433,130
Anela M. Jonas	2025	148,892	82,528	156,915	99,800	483	42,813	531,431
SVP & Chief	2024	142,500	39,760	139,728	68,600	—	55,455	446,043
Financial Officer	—	—	—	—	—	—	—	—

(1) Stock Awards represent RPS shares as described in the Compensation Discussion & Analysis. The amounts shown represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For further information, see Note 1 to the Company's audited financial statements for the year ended December 31, 2025 included in the Company's Annual Report on Form 10-K.

(2) Option awards represent Nonqualified Stock Options as described in the Compensation Discussion & Analysis. The amounts shown represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For further information, see Note 1 to the Company's audited financial statements for the year ended December 31, 2025 included in the Company's Annual Report on Form 10-K. (3) The amounts shown are non-equity incentive compensation only. No interest or other form of earnings was paid on the compensation.

(4) The amounts include interest paid on deferred cash compensation to the extent the interest exceeds 120% of the long-term Applicable Federal Rates with compounding. The Company has no defined benefit pension plan. Mr. Payne has a pension agreement, which is discussed under “Pension Benefits for Fiscal Year 2025.”

(5) Each of the above-named executive officers received less than $10,000 of aggregate perquisites and personal benefits, except for Mr. Donohoe who received a car allowance of $12,000. All other compensation includes Company contributions to defined contribution plans (ESOP and Deferred Profit Sharing), non-qualified deferred compensation distributions, and amounts added to taxable wages using IRS tables for the cost of providing group term life insurance coverage that is more than the cost of $50,000 of coverage. It also includes the dollar value of the benefit to Mr. Payne for the portion of the premium payable by the Company with respect to a split dollar life insurance policy (projected on an actuarial basis), and a bonus paid to Mr. Payne in the amount of his portion of the split dollar life insurance premium.

(6) Mr. Thorson retired from the position of Treasurer of Westamerica Bancorporation effective January 24, 2025.

Based on the compensation disclosed in the Summary Compensation Table, approximately 30% of total compensation comes from base salaries. See Compensation Discussion and Analysis for more details.

Pay Versus Performance

The following table discloses executive compensation and financial performance measures for the five most recently completed fiscal years. Financial performance measures include the total shareholder return (TSR) for Westamerica Bancorporation common stock and for that of our designated peer group, the NASDAQ Bank Index (CBNK), and Westamerica Bancorporation’s return on average equity.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table (SCT) Total for PEO(1)	Compensation Actually Paid to PEO(1)	Average SCT Total for Non- PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return (TSR)	Peer Group (CBNK) TSR	Net Income	Return on Average Equity
2025	$802,645	$802,645	$491,957	$285,785	$103.30	$138.29	$116,173,000	11.2%
2024	786,658	786,658	504,895	379,287	109.21	128.85	138,636,000	13.8%
2023	758,701	758,701	427,400	465,487	113.46	106.87	161,768,000	18.1%
2022	750,021	750,021	477,400	553,473	114.42	110.67	122,034,000	15.2%
2021	750,563	750,563	443,488	514,930	108.85	132.19	86,509,000	11.5%

(1) Mr. Payne is the named PEO whose compensation is disclosed for the years 2025, 2024, 2023, 2022 and 2021.

(2) Messrs. Thorson (who resigned from Westamerica, January 2025), Rizzardi, Donohoe, Baker, and Ms. Jonas are the non-PEO NEOs whose average compensation is disclosed for the years 2025 and 2024. Messrs. Thorson, Rizzardi, Donohoe, Baker, and Leavitt (who resigned from Westamerica, March of 2023) are the non-PEO NEOs whose average compensation is disclosed for the years 2023, 2022, and 2021.

Year	Reported Average SCT Total for Non-PEO NEOs	Reported Average SCT Value of Equity Awards for Non-PEO NEOs	Equity Award Adjustments	Reported Average SCT Change in the Actuarial Present Value of Pension Benefits for Non- PEO NEOs	Pension Benefit Adjustments	Average Compensation Actually Paid to Non-PEO NEOs
2025	$491,957	$(271,126)	$64,954	$—	$—	$285,785
2024	504,895	(248,940)	123,332	—	—	379,287
2023	427,400	(212,088)	250,175	—	—	465,487
2022	477,400	(221,609)	297,682	—	—	553,473
2021	443,488	(192,740)	264,182	—	—	514,930

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Year	Year end fair value of equity awards granted during the year	Change in fair value of outstanding and unvested equity awards	Fair value as of vesting date of equity awards granted and vested in the year	Change in fair value of equity awards granted in prior years that vested in the year	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	Total equity award adjustments
2025	$151,806	$(75,529)	$—	$(11,323)	$—	$—	$64,954
2024	274,744	(102,959)	—	(48,453)	—	—	123,332
2023	265,655	(4,321)	—	(11,159)	—	—	250,175
2022	265,511	27,370	—	4,801	—	—	297,682
2021	198,948	51,120	—	14,114	—	—	264,182

The executive compensation actually paid differs from the compensation provided in the Summary Compensation Table due solely to changes in the value of RPSs and NQSOs between the grant date and the end of each fiscal year or vesting date. The change in the value of the NQSOs and RPSs is based on TSR excluding dividends as dividends are not paid on NQSOs or RPSs prior to vesting.

As described in the Compensation Discussion and Analysis, the financial performance measures used to determine executive compensation levels include return on average equity, return on average assets, diluted earnings per share, levels of non-performing assets, and the efficiency ratio (operating expenses as a percentage of total revenues).

Financial Performance Measures
- Return on Average Equity
- Return on Average Assets
- Diluted Earnings Per Share
- Levels of Non-Performing Assets
- Efficiency Ratio (Operating Expenses as a Percentage of Total Revenues)

Narrative Disclosure to Pay Versus Performance Table

The graphs below compare the compensation actually paid (“CAP”) to each of our PEOs and the average of the compensation actually paid to our remaining NEOs other than the PEO, with

●	the Company’s cumulative Total Shareholder Return (“TSR”) and the Peer Group’s cumulative TSR across the last five completed fiscal years
●	the Company’s net income across the last five completed fiscal years
●	the Company’s Selected Measure, which is return on average equity across the last five completed fiscal years

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Pay Ratio Disclosure

SEC rules require annual disclosure of the ratio of the Company’s median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Payne.

Median Employee total annual compensation	$45,481
Mr. Payne total annual compensation	802,645
Ratio of PEO to Median Employee Compensation	17.65:1.0

In determining the median employee total annual compensation, the Company prepared a census of all employees as of December 31, 2025, except the PEO, with compensation annualized for those employees hired in 2025. For simplicity, the value of benefits provided by the Company’s qualified retirement plans and welfare benefit plans were excluded from the determination of total annual compensation as all employees are offered the same benefit programs.

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Grants of Plan-Based Awards Table For Fiscal Year 2025

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Stock Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date
Name	Grant Date	Threshold	Target	Maximum	or Units(1)	Options(2)	($/Share)(2)	Fair Value(3)
David L. Payne	1/23/25	$—	$360,000	$540,000	—	—	$—	$—
	1/23/25	—	—	—	—	—	—	—
	1/23/25	—	—	—	—	—	—	—
John "Robert" A. Thorson(4)	1/23/25	—	—	—	—	—	—	—
	1/23/25	—	—	—	2,470	—	—	127,403
	1/23/25	—	—	—	—	21,900	51.58	208,269
Anela M. Jonas	1/23/25	—	82,000	123,000	—	—	—	—
	1/23/25	—	—	—	1,600	—	—	82,528
	1/23/25	—	—	—	—	16,500	51.58	156,915
Brian Donohoe	1/23/25	—	71,500	107,250	—	—	—	—
	1/23/25	—	—	—	2,150	—	—	110,897
	1/23/25	—	—	—	—	19,100	51.58	181,641
Russell W. Rizzardi	1/23/25	—	60,500	90,750	—	—	—	—
	1/23/25	—	—	—	2,010	—	—	103,676
	1/23/25	—	—	—	—	17,900	51.58	170,229
Robert Baker	1/23/25	—	67,500	101,250	—	—	—	—
	1/23/25	—	—	—	1,440	—	—	74,275
	1/23/25	—	—	—	—	14,700	51.58	139,797

(1) Includes RPS grants. There is no dollar amount of consideration paid by any executive officer on the grant or vesting date of an award.

The material terms of the RPS grants are as follows:

• The performance and vesting period is three years;

• Multiple three-year performance goals are established by the Compensation Committee for each grant;

• The Compensation Committee may revise the goals upon significant events;

• Accelerated vesting occurs upon a “change in control” and

• No dividends are paid or accrued prior to settlement or deferral delivery of shares which takes place approximately two months after vesting;

(2) Includes NQSO grants with an exercise price of not less than 100% of fair market value as of the date of grant.

The material terms of the NQSO’s listed in the table are as follows:

• Options vest ratably over three years beginning one year from date of grant;

• Options expire 10 years following grant date;

• Exercise price is 100% of fair market value as defined in the 2025 Plan;

• Dividends are not paid on unexercised options;

• Vesting ceases upon termination of employment, whatever the reason, except if vesting is accelerated as described below;

• Vested options may be exercised within 90 days of termination of employment and within one year upon death or disability; and

• Accelerated vesting occurs upon a “change in control”

(3) The amounts shown for NQSOs and RPS awards represent the aggregate grant date fair market value.

(4) Mr. Thorson retired from the position of Treasurer of Westamerica Bancorporation effective January 24, 2025.

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Outstanding Equity Awards Table at Fiscal Year End 2025

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) valued at 12/31/25(2)
David L. Payne	—	—	$—	—	—	$—
John "Robert" A. Thorson(3)	—	—	—	—	—	—
Anela M. Jonas	1,600	800	55.470	1/26/2033	—	—
	5,467	10,933	49.700	1/25/2034	2,400	114,792
	—	16,500	51.580	1/23/2035	—	—
Brian Donohoe	5,900	—	57.178	1/26/2027	—	—
	5,500	—	62.155	1/25/2028	—	—
	5,400	—	62.673	1/24/2029	—	—
	12,300	—	66.410	1/22/2030	—	—
	15,100	—	57.080	1/28/2031	—	—
	18,100	—	58.510	1/27/2032	6,430	307,547
	12,933	6,467	55.470	1/26/2033	—	—
	6,633	13,267	49.700	1/25/2034	—	—
	—	19,100	51.580	1/23/2035	—	—
Russell W. Rizzardi	13,095	—	62.673	1/24/2029	—	—
	16,000	—	66.410	1/22/2030	—	—
	14,100	—	57.080	1/28/2031	—	—
	16,700	—	58.510	1/27/2032	5,990	286,502
	12,067	6,033	55.470	1/26/2033	—	—
	6,100	12,200	49.700	1/25/2034	—	—
	—	17,900	51.580	1/23/2035	—	—
Robert Baker	14,400	—	57.178	1/26/2027	—	—
	14,200	—	62.155	1/25/2028	—	—
	14,400	—	62.673	1/24/2029	—	—
	13,300	—	66.410	1/22/2030	—	—
	11,600	—	57.080	1/28/2031	—	—
	13,800	—	58.510	1/27/2032	4,290	205,191
	10,000	5,000	55.470	1/26/2033	—	—
	5,100	10,200	49.700	1/25/2034	—	—
	—	14,700	51.580	1/23/2035	—	—

(1) Option Awards vest ratably over three years beginning one year from date of grant. Options expiring in 2032 fully vested in January 2025. Options expiring in 2033 fully vested in January 2026. Options expiring in 2034 fully vest in January 2027. Options expiring in 2035 fully vest in January 2028.

(2) RPS shares fully vest three years from date of grant if performance goals are met. RPS grants vest as follows: Messrs. Rizzardi - 1,900 vested in January 2026, 2,080 vest in January 2027, and 2,010 vest in January 2028; Donohoe - 2,040 vested in January 2026, 2,240 vest in January 2027, and 2,150 vest in January 2028; Baker –1,360 vested in January 2026, 1,490 vest in January 2027, and 1,440 vest in January 2028, Ms. Jonas – 800 vest in January 2027, and 1,600 vest in January 2028. Vesting may occur on a pro-rated basis for employees separating from service due to retirement. Accordingly, Mr. Thorson’s RPS grants vested as follows: 4,594 shares vested in January 2025, and 4,956 were forfeited in 2025.

(3) Mr. Thorson retired from the position of Treasurer of Westamerica Bancorporation effective January 24, 2025.

Option Exercises And Stock Vested Table For Fiscal Year 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise($)	Number of Shares Acquired on Vesting	Value Realized on Vesting($)(1)
David L. Payne	—	$—	—	$—
John "Robert" A. Thorson(2)	7,567	15,171	4,594	238,061
Anela M. Jonas	—	—	—	—
Brian Donohoe	—	—	1,900	98,458
Russell W. Rizzardi	—	—	1,770	91,721
Robert Baker	—	—	1,270	65,811

(1) Amounts represent value upon vesting of RPS shares.

(2) Mr. Thorson retired from the position of Treasurer of Westamerica Bancorporation effective January 24, 2025.

Pension Benefits Table For Fiscal Year 2025

Name	Plan Name	Present Value of Accumulated Benefit	Payments during Last Fiscal Year
David L. Payne	Non-Qualified Pension Agreement	$1,854,508	$511,950

During 1997, the Company entered into a nonqualified pension agreement with Mr. Payne in consideration of Mr. Payne’s agreement that RPS awards granted in 1995, 1996 and 1997 would be cancelled.

In January 2001, the Compensation Committee, based on the Company’s achievement of certain performance goals which had first been established for Mr. Payne’s 1995, 1996 and 1997 RPS awards, determined Mr. Payne’s annual pension would be $511,950. The pension commenced in 2010 and will be paid to Mr. Payne for 20 years.

The discount rate used to determine the present value is 4.65%. The obligation is an unfunded general obligation of the Company.

Nonqualified Deferred Compensation Table For Fiscal Year 2025

Name	Executive Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawls/ Distributions(3)	Aggregate Balance at Last Fiscal Year End(4)
David L. Payne	$—	$—	$—	$—
John "Robert" A. Thorson(5)	—	164,030	—	3,068,554
Anela M. Jonas	43,000	4,280	20,861	88,739
Brian Donohoe	—	—	—	—
Russell W. Rizzardi	—	—	—	—
Robert Baker	12,000	8,542	—	165,938

(1) No RPS shares were deferred upon vesting in 2025.

(2) Includes interest earned on deferred cash compensation included in the Summary Compensation Table of $19,937.

(3) No dividends were paid on deferred RPS shares in 2025.

(4) Aggregate balance of deferred compensation reported as compensation prior to 2025 was $3,112,239.

(5) Mr. Thorson retired from the position of Treasurer of Westamerica Bancorporation effective January 24, 2025.

Under the Westamerica Bancorporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”), Directors and Officers may defer up to 100% of their compensation, salary and/or non-equity incentive compensation (cash bonus) into a non-qualified, unfunded deferred compensation program. The interest rate credited during 2025 was 5.50%. The interest rate may be changed annually. Beginning in 2023 interest on deferrals made to the plan is compounded bi-weekly and interest on deferrals made to the plan prior to 2023 is compounded semi-monthly. Participants choose in advance from the following distribution commencement dates: termination of employment, January 1 following termination of employment, or a specific date at least five years from date of deferral. Payment is made in a lump sum unless the participant chooses a four year, five year or ten year annual installment.

Under the Westamerica Bancorporation Deferral Plan, 100% of vested RPS grants may be deferred. Dividends paid on such issued and outstanding shares are paid in cash to the deferral participants, and are paid at the same rate as is paid to all other shareholders. The distribution of deferred RPS shares occurs at least two years after deferral, one month following termination, or the January immediately following termination as elected by the participant at the time of deferral. If the participant is one of the named executive officers, benefit distributions that are made upon termination of employment may not start earlier than six months after the date of termination.

Potential Payments Upon Termination or Change in Control

Payments to be made to the named executive officers in the event of termination of employment or change in control are described below.

Termination. Vested NQSOs may be exercised within 90 days of termination and within one year of death or disability. RPS shares vest if the Compensation Committee determines performance goals are met. Terminated employees will receive vested RPS shares if the settlement date of the RPS grant occurs within 90 days of termination. Employees separating from service due to death, disability or retirement are eligible to receive a pro rata portion of granted RPS shares if the Compensation Committee determines that the performance goals are likely to be met for the grant period. The pro rata basis is determined by the number of full years of the vesting period completed before date of death, disability or retirement.

Deferred compensation account balances are distributed on January 1 following termination, or a specific date at least five years from the date of deferral in the form of annual payments over four years. Payment may also be made in a lump sum or in annual payments for five or 10 years as elected by the participant at the time of deferral. If the participant is one of the named executive officers, benefit distributions that are made upon termination of employment may not start earlier than six months after the date of termination.

Change in Control. Under the 2025 Plan, a change in control occurs when (i) a person or entity becomes the beneficial owner of more than 50% of voting power of the Company; (ii) there is an unapproved change in the majority membership of the Board of Directors; (iii) a merger of the Company or any of its subsidiaries is completed, other than (A) a merger that results in the Company’s voting securities continuing to represent 50% or more of the combined voting power of the surviving entity and the Board of Directors immediately prior to the merger or consolidation continuing to represent at least a majority of the Board of Directors of the surviving entity or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the owner of voting securities representing more than 50% of the combined voting power of the Company; or (iv) shareholders approve of a plan of liquidation or dissolution. The definition of change in control under the 2019 Plan is similar to that of the 2025 Plan.

In the event of a change in control, unvested NQSOs and RPS shares immediately vest. The value of NQSOs is computed by multiplying the difference between the market value on December 31, 2025 and the exercise price of each option by the number of options subject to accelerated vesting. The December 31, 2025 value of NQSOs subject to accelerated vesting for each of the named executive officers is zero. The value of RPS shares is computed by multiplying the market price at December 31, 2025 by the number of shares. The value of RPS shares subject to accelerated vesting for each of the named executive officers is as follows: Messrs. Payne: $0; Donohoe: $307,547; Rizzardi: $286,502; Baker: $205,191, and Ms. Jonas: $114,792.

Under the Company’s Severance Payment Plan, executive officers receive six week’s pay for every year or partial year of service up to one year’s base salary (see Summary Compensation Table for Fiscal Year 2025 for annual base salary for all named executive officers). Messrs. Payne, Donohoe, Rizzardi, Baker, and Ms. Jonas are eligible for one year’s salary under the plan. Severance pay is paid in a lump sum or on a bi-weekly basis at the discretion of the Company. The Severance Payment Plan is subject to Section 409A of the Internal Revenue Code.

Certain Relationships and Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving or disapproving all related party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interest. The Company is also required by NASDAQ Rule 5250(b)(3) to disclose all agreements and arrangements between any director or nominee for director, and any person or entity other than the Company relating to compensation or other payment in connection with such person’s candidacy or service as a director of the Company. The Company is not aware of any such agreements. Additionally, the Company’s Code of Conduct and Ethics provides rules that restrict transactions with affiliated persons.

Certain of the Directors, executive officers and their associates have had banking transactions with subsidiaries of the Company in the ordinary course of business. With the exception of the Company’s Employee Loan Program, all outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, did not involve more than a normal risk of collectability, and did not present other favorable features. As part of the Employee Loan Program, all employees, including executive officers, were eligible to receive mortgage loans with interest rates one percent (1%) below Westamerica Bank’s prevailing interest rate at the time of loan origination. Westamerica Bank made all loans to executive officers under the Employee Loan Program in compliance with the applicable restrictions of Section 22(h) of the Federal Reserve Act. Mr. Payne has a mortgage loan through this program. The largest amount of principal during 2025 was $226,606. The principal amount outstanding at December 31, 2025 was $206,171. The rate of interest payable on the loan is 5.875%.

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PROPOSAL 2 – APPROVE A NON-BINDING ADVISORY VOTE ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SEC rules requires the Company to permit shareholders a non-binding advisory vote on the executive compensation paid to the executive officers listed in the Summary Compensation Table (a so-called “say on pay” vote) as well as an advisory vote with respect to whether future say on pay votes will be held every one, two or three years. The result of the most recent shareholder vote on the proposal to determine the frequency of future say on pay proposals was that shareholders should review executive compensation annually. Therefore, Proposal 2 requests that shareholders again approve the compensation paid to our named executive officers. The next advisory vote on the frequency of future say on pay proposals is expected to take place at the 2029 annual meeting of shareholders.

Last year 99% of the shares voting on this proposal voted to support the Company’s executive compensation strategy.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. Our incentive compensation plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and restricted performance shares. The Summary Compensation Table shows very stable base salaries indicative of our greater emphasis on performance-based stock and non-stock awards. Our RPS and option awards are based on a minimum achievement of meeting the “threshold” level for each pre-established objective. Vesting of our RPS award is conditioned upon the achievement of performance criteria. Both awards have a three-year vesting period. Our annual incentive plan incorporates at least four financial and/or strategic performance metrics in order to properly balance risk with the incentives to drive our key annual financial and/or strategic initiatives; in addition, the annual incentive program incorporates a 150% maximum payout to further manage risk and the possibility of excessive payments.

Consistent with our pay-for-performance philosophy, the 2025 Plan, which was approved by shareholders, include the following features:

●	disallow re-pricing stock options for poor stock performance;
●	limits the number of shares that may be awarded; and

Further, the 2025 Plan includes a clawback provision.

Vote Required. The “say on pay” proposal gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related footnotes and narratives in the Company’s proxy statement for the 2026 Annual Meeting of Shareholders.”

Because your vote is advisory, it will not be binding on the Board or create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 3 – RATIFY SELECTION OF INDEPENDENT AUDITOR

Ratify Selection of Independent Auditor. At the Annual Meeting, shareholders will be asked to ratify the Audit Committee’s selection of Crowe LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2026. If the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the proposal to ratify the selection of Crowe LLP as the Company’s independent auditors is rejected by the shareholders, then the Audit Committee will reconsider its choice of independent auditors. A representative of Crowe LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed to the Company by Crowe LLP with respect to services performed for fiscal 2025 and 2024 are as follows:

	2025	2024
Audit fees(1)	$660,375	$630,375
Audit related fees(2)	66,150	59,850
Tax fees(3)	54,105	57,022
All other fees	—	—
Total	$780,630	$747,247

(1) Audit fees consisted of fees billed by Crowe LLP for professional services rendered for the audit of the Company’s consolidated financial statements included in the annual report on Form 10-K, reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and the audit of the Company’s internal controls over financial reporting. The audit fees also relate to services such as consents and audits of mortgage banking subsidiaries.

(2) Audit-related fees consisted of fees billed by Crowe LLP for audits of certain employee benefits plans.

(3) Tax fees consisted of fees billed by Crowe LLP for the compilation and review of the Company’s tax returns.

Preapproval Policies and Procedures. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Any accounting firm appointed by the Company reports directly to the Audit Committee.

The Audit Committee must preapprove all auditing services and permitted non-audit services by its independent auditors and the fees to be paid by the Company for these services, except for those fees qualifying for the “de minimis exception” which provides that the preapproval requirement for certain non-audit services may be waived if certain express standards and requirements are satisfied prior to completion of the audit under certain conditions. This exception requires that the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenue paid to the audit firm by the Company during the fiscal year in which the services are provided. This exception also requires that at the time of the engagement, the Company did not recognize such services to be non-audit services, and such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. During fiscal year 2025, there were no non-audit services that were provided using this exception.

The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant preapprovals of non-audit services and fees. In such event, the decisions of the member or members of the Committee regarding preapprovals are presented to the full Audit Committee at its next meeting. The Audit Committee preapproved 100% of all services performed for the Company by Crowe LLP during fiscal year 2025.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The material in this report is not soliciting material and is not deemed filed with the SEC. It is not incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act, whether made in the past or in the future even if any of those filings contain any general incorporation language.

The Audit Committee is composed of four Directors who are neither officers nor employees of the Company, and who meet the NASDAQ independence requirements for Audit Committee members. The Audit Committee selects, appoints and retains the Company’s independent auditors and is responsible for their compensation and oversight.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors. The auditors express an opinion on the conformity of the Company’s annual financial statements to United States generally accepted accounting principles and on internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for the fiscal year 2025 and discussed them with Management and with Crowe LLP, the Corporation’s independent registered public accountants.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management also represented that it performed an assessment of the effectiveness of internal control over financial reporting as of December 31, 2025, and that internal control over financial reporting was effective. The independent auditor discussed with the Audit Committee matters required to be discussed by Auditing Standard of the Public Accounting Oversight Board (PCAOB), including certain matters related to the conduct of an audit and to obtain certain information from the Audit Committee relevant to the audit.

The auditors also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by PCAOB standards. The Audit Committee discussed with auditors the firm’s independence.

Based on the Audit Committee’s discussion with Management and the independent auditors, the Audit Committee’s review of the representations of Management and the Report of the Independent Auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Submitted by the Audit Committee

Michele Hassid, Chair

Inez Wondeh

Martin Camsey

SHAREHOLDER PROPOSAL GUIDELINES

To be considered for inclusion in the Company’s Proxy Statement and form of proxy for next year’s Annual Meeting, shareholder proposals must be delivered to the Corporate Secretary, Westamerica Bancorporation A-2M, P.O. Box 1200, Suisun City, CA 94585, no later than 5:00 p.m. on November 13, 2026. However, if the date of next year’s Annual Meeting is changed by more than 30 days from the date of this year’s meeting, the notice must be received by the Corporate Secretary a reasonable time before we begin to produce and distribute our Proxy Statement. All such proposals must meet the requirements of Rule 14a-8 under the Exchange Act.

In order for business, other than a shareholder proposal submitted for the Company’s Proxy Statement under SEC Rule 14a-8 or the nomination of a director, to be properly brought before next year’s Annual Meeting by a shareholder, the shareholder must give timely written notice to the Corporate Secretary. To be timely, written notice must be received by the Corporate Secretary at least 120 days before the anniversary of the day our Proxy Statement was mailed to shareholders in connection with the previous year’s Annual Meeting, which will be November 13, 2026, for the 2027 Annual Meeting. If the date of the Annual Meeting is changed by more than 30 days, the deadline is a reasonable time before we begin to produce and distribute our Proxy Statement. A shareholder’s notice must set forth a brief description of the proposed business, the name and residence address of the shareholder, the number of shares of the Company’s common stock that the shareholder owns and any material interest the shareholder has in the proposed business.

The requirements and process for shareholder nominations of director candidates are described under the heading “Nominating Directors” on page 13.

The Company reserves the right to reject, to rule out of order, or to take other appropriate action with respect to any proposal that does not comply with these and other applicable legal requirements.

SHAREHOLDER COMMUNICATION TO BOARD OF DIRECTORS

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to: Kris Irvine, VP/Corporate Secretary, Westamerica Bancorporation A-2M, P.O. Box 1200, Suisun City, CA 94585. The Directors have established procedures for the handling of communications from shareholders and other interested parties and have directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the responsibility of one of the Board Committees are to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to Management. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any Director who wishes to review them.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically referred to in this Proxy Statement. If any other matters should properly come before the meeting or any postponement or adjournment of the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best business judgment. If a nominee for Director becomes unavailable to serve as a Director, the Proxies will vote for any substitute nominated by the Board of Directors.

The Company will pay the cost of proxy solicitation. The Company has retained the services of Georgeson to assist in the proxy distribution at a cost not to exceed $2,000 plus reasonable out-of-pocket expenses. The Company will reimburse banks, brokers and others holding stock in their names or names of nominees or otherwise, for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the holders of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine
VP/Corporate Secretary

March 13, 2026

Fairfield, California

EXHIBIT A

Westamerica Bancorporation

Audit Committee Charter – Updated and Reaffirmed January 21, 2026

The Audit Committee (“Committee”) is appointed by the Board to assist the Board of Directors (“Board”) in monitoring (1) the integrity of Westamerica Bancorporation’s (“Company”) financial statements, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s registered public accounting firms (“independent auditor” or “independent auditors”) preparing or issuing an audit report or performing other audit, review or attest services for the Company, (4) the Company’s Internal Audit and control function, and (5) the Company’s Loan Review function.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

The function of the Committee is oversight. Management is responsible for the preparation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and an appropriate internal control environment. Subject to appointment, review and oversight by the Committee, the independent auditor is responsible for planning and conducting a proper audit of the Company’s internal control environment and of its annual financial statements, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and other procedures.

The members of the Committee shall meet the independence requirements of the Nasdaq Stock Market (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). No member shall be an affiliated person (as defined in relevant SEC or Nasdaq rules) of the Company or any of its subsidiaries or have participated at any time in the preparation of financial statements of the Company or any current subsidiary during the prior three years and each member shall be free of any relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a member of the Committee. The Committee shall include members with banking or related financial management expertise who are able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of income and comprehensive income, statement of changes in shareholders’ equity and statement of cash flows and at least one member must have the additional financial sophistication as required by and as defined in Nasdaq rules.

The Committee shall be subject to the provisions of the Company’s bylaws relating to committees of the Board, including those provisions relating to removing committee members and filling vacancies. The members of the Committee and its Chair shall be appointed and may be removed by the Board on its own initiative or at the recommendation of the Nominating Committee. The Committee shall have no fewer than three members. If not designated by the Board, the Committee may designate a member as its Chair.

The Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditors and each independent auditor must report directly to the Committee. The Committee, or its designee, will sign the independent auditor engagement letter. The Committee shall be directly responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting.

The Committee shall have the authority to retain independent legal, accounting or other advisors as it deems necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, compensation to any advisors employed by the Committee and ordinary administrative expenses that the Committee deems to be necessary or appropriate in carrying out its duties.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee.

The Committee shall pre-approve all auditing services and permitted non-audit services and fees to be paid for such services to be performed for the Company by its independent auditor, subject to the limited de minimis exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, provided that compliance with the limitations and procedural requirements of Section 10A is fulfilled. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals of non-audit services and fees. Any such pre-approval shall be presented to the full Committee at its next scheduled meeting.

The Committee shall make regular reports to the Board.

The Committee shall have the authority to conduct investigations that are related to its responsibilities under this Charter or otherwise assigned to it by the Board.

In addition, the Committee, to the extent that it deems necessary or appropriate shall:

Financial Statement and Disclosure Matters

1.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

2.	Review the annual audited financial statements with management and the independent auditor, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

3.	Review with management and the independent auditor any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting policies, practices and estimates, significant unusual transactions, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and review any reports prepared by or for management or the auditor with respect to these matters.

4.	Review with the independent auditor their views regarding significant accounting or auditing matters when the independent auditor is aware that management consulted with other accountants about such matters and the independent auditor has identified a concern regarding these matters.

5.	Obtain from the independent auditor information about significant aspects of the annual audit, including:

(a)	an overview of the overall audit strategy, particularly the timing of the audit, significant risks the auditor identified and significant changes to the planned audit strategy or identified risk;
(b)	information about the nature and extent of specialized skill or knowledge needed in the audit; the extent of the planned use of internal auditors; company personnel or other third parties; and other independent public accounting firms or other persons not employed by the auditor who are involved in the audit;

(c)	the basis for the auditor’s determination that he or she can serve as principal auditor, if significant parts of the audit will be performed by other auditors;
(d)	situations in which the auditor identified a concern regarding management’s anticipated application of accounting pronouncements that have been issued but are not yet effective and might have a significant effect on future financial reporting;
(e)	difficult or contentious matters for which the auditor consulted outside the engagement team;
(f)	the auditor’s evaluation of management’s use of the going concern basis of accounting in the preparation of the financial statements;
(g)	departure from the auditor’s standard report;
(h)	other matters arising from the audit that are significant to the oversight of the Company’s financial reporting process, including complaints or concerns regarding accounting or auditing matters that have come to the auditor’s attention during the audit;
(i)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information;
(j)	any significant disagreements with management.

6.	Annually review with the independent auditor the quality of the Company’s financial reporting, internal accounting and financial control, the auditor’s report or opinion thereon and any recommendations the auditor may have for improving or changing the Company’s internal controls, as well as management’s letter in response thereto and any other matters required to be discussed under relevant Statements of Auditing Standards and PCAOB Auditing Standard No. 1301, as they may be modified or supplemented.

7.	Review management’s proposed annual report on internal control over financial reporting which is required to be included in the Company’s 10-K pursuant to rules of the SEC.

8.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

9.	Review and discuss quarterly reports from the independent auditors on:

(a)	all critical accounting policies and practices to be used;
(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor;
(c)	the matters required to be discussed by Statements on Auditing Standards, as may be amended or supplemented, relating to the audit of the Company’s periodic reports; and
(d)	other material written communications between the independent auditor and management.

10.	Meet periodically with management to review the Company’s major financial risk exposures and the policies and procedures that management utilizes to monitor and control such exposures.

11.	Discuss, prior to release by the Company, the earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” or other non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies, if any, as well as any financial information which the Company proposes to provide to financial analysts and rating agencies (being mindful of the need to avoid violations of SEC Regulation FD, which prohibits the selective disclosure of material information).

12.	Discuss the quarterly and annual financial statements with the appropriate officers and/or employees of the Company and with the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

13.	Review the schedule of unrecorded adjustments to the Company’s financial statements and the reasons underlying the Company’s assessment of the immateriality of such adjustments.

14.	Review prior to publication or filing and approve such other Company financial information, including appropriate regulatory filings and releases that include financial information, as the Committee deems desirable.

15.	Review the adequacy of the Company’s system of internal accounting and financial control, including its “disclosure controls and procedures” and “internal control over financial reporting,” as defined in SEC Rules 13a-15(e) and 13a-15(f) under the Securities Exchange Act of 1934, and the Chief Executive Officer’s (“CEO”) and Chief Financial Officer’s (“CFO”) proposed disclosures and certifications with respect to these matters which are required to be included in the Company’s annual and quarterly reports to the SEC on Form 10-K and Form 10-Q.

16.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.
17.	Review the effect of regulatory and accounting initiatives on the financial statements of the Company.

Oversight of the Company’s Relationship with its Independent Auditors

18.	Review and evaluate the experience and qualifications of the lead members of each independent auditor’s team.

19.	Evaluate the performance and independence of each independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence. The opinions of management and the internal auditor shall be taken into consideration as part of this review.

20.	Receive and review a report from each independent auditor at least annually regarding the independent auditor’s independence and discuss such reports with the auditor. Ensure that each independent auditor submits a formal written statement, as required by PCAOB Rule 3526, as it may be amended or supplemented, describing all relationships between the independent auditor and any of its affiliates and the Company that might bear on the independent auditor’s independence. The independent auditor must also discuss with the Committee the potential effects of any such relationships on the firm’s independence. Receive and review a formal written statement of the fees billed by the independent auditor for each of the categories of services requiring separate disclosure in the annual proxy statement.

21.	Obtain and review a report from each independent auditor at least annually regarding the independent auditor’s internal quality control procedures. The report should include any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to independent audits carried out by the firm, and any steps taken to deal with any such issues. Obtain and review inspection reports issued by the PCAOB under Section 104 of the Sarbanes-Oxley Act.

22.	Meet with each independent auditor prior to the audit to review the planning and staffing of the audit.

23.	Advise the Board of its determinations regarding the qualification, independence and performance of each independent auditor.

24.	Annually require the independent auditor to confirm in writing its understanding of the fact that it is ultimately accountable to the Committee.

25.	Require the independent auditor to rotate every five years the lead audit partner in charge of the Company’s audit and the concurring audit partner responsible for reviewing the audit.

26.	Periodically consider the advisability of rotating the independent audit firm to be selected as the Company’s independent auditors. The Committee should present its conclusions to the full Board.

Oversight of the Company’s Internal Audit Function

27.	Review and, at its option, recommend the appointment and replacement of the senior internal auditing executive.

28.	Review any reports to management prepared by the Internal Audit department and management’s responses.

29.	Review with each independent auditor, management and the senior internal auditing executive the Internal Audit department responsibilities, budget, structure and staffing and any recommended changes in the planned scope of the internal audit at least annually.

30.	Review the responsibilities of the risk officer ensuring independence in managing both the Internal Audit and Compliance functions.

31.	Review the Audit Plan to ensure the processes owned by Compliance are not reviewed by the Internal Audit function but are assessed on a regular cadence in accordance with the enterprise risk assessment.

Oversight of the Company’s Loan Review Function

32.	Review any reports to management prepared by the Loan Review department.

Compliance Oversight Responsibilities

33.	Obtain reports from management and the Company’s senior internal auditing executive that the Company’s subsidiary affiliated entities are in conformity with applicable regulatory and legal requirements and the Company’s code of ethics.

34.	Advise the Board with respect to the Company’s compliance with the Company’s code of ethics for CEO and senior financial officers.

35.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

36.	Discuss with management and each independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

37.	Review with appropriate members of management or appropriate legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

38.	Review for approval or disapproval all related-party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interests.

39.	In the event the Committee is made aware of any allegation of fraud relating to the Company and/or any of its officers, directors or employees that the Committee deems could be material to the Company’s business or operations, the Committee shall (i) convene a meeting of the Committee to review such allegation and (ii) if the Committee deems it necessary or advisable, it shall engage independent counsel to assist in an investigation, including, if the Committee and such counsel deem it necessary or advisable, an investigation to determine whether such allegation implicates any violation of Section 10A of the Exchange Act of 1934.

If pursuant to such investigation the Committee discovers that a material fraud has occurred, the Committee shall (i) assess the Company’s internal controls and implement such remedial measures as it determines necessary or advisable, (ii) cause the Company to take appropriate action against the perpetrator(s) of such fraud and (iii) cause the Company to make appropriate disclosures relating to the matter in the Company’s periodic reports filed with the SEC or otherwise.

40.	The Committee shall also be designated as the committee of the Board that shall receive, review and take action with respect to any reports by attorneys, pursuant to Section 307 of the Sarbanes-Oxley Act of 2002, of evidence of material violations of securities laws or breaches of fiduciary duty or similar violations by the Company or one of its agents.

41.	The Committee must report to the Employee Benefits and Compensation Committee of the Board any accounting errors detected by, or brought to the attention of the Committee, which could change financial reporting measures that affect the amount of incentive-based compensation, paid executive officers covered by the Company’s Incentive-Based Compensation Recovery Policy.

42.	Meet at least four times each year. In addition, meet at least four times each year in separate executive sessions with each of the Company’s CEO, senior internal audit executive and the independent auditor; and each such person shall have free and direct access to the Committee and any of its members.

43.	Review and approve all related-party transactions (e.g. transactions with any director or executive officer of the Company or significant shareholder, or their immediate family members or affiliates), other than transactions which the Board has delegated to the Company’s Employee Benefits and Compensation Committee or Loan & Investment Committee.

44.	Annually review and reassess the adequacy of this Charter and any bylaw of the Company, which relates to the Committee, and recommend any proposed changes to the Board for approval. The Chair of the Committee shall draft a proposed schedule of the Committee’s activities for the coming year and the times at which such activities shall occur, which shall be submitted to the Committee for its review and approval, with such changes as the Committee shall determine to be appropriate.

EXHIBIT B

Westamerica Bancorporation

Employee Benefits/Compensation Committee Charter – Reaffirmed January 21, 2026

Purpose

The Employee Benefits Committee (“Committee”) is appointed by the Board of Directors (“Board”) to discharge the Board’s responsibilities relating to compensation of the Westamerica Bancorporation (“Company”) Chief Executive Officer (“CEO”) and the Company’s other Executive Officers, as defined by Rule 3b-7 of the Securities Exchange Act of 1934 as amended (“Exchange Act”) (collectively with the CEO, “Executive Officers”). The Committee has overall responsibility for approving and evaluating all compensation plans, policies and procedures of the Company as they affect the Executive Officers.

Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence requirements of the Nasdaq Stock Market. At least two members of the Committee also shall qualify as “outside” directors within the meaning of Internal Revenue Code Section 162(m) and as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act. The members of the Committee shall be appointed by the Board. One member of the Committee shall be appointed as Committee Chair by the Board. Committee members may be replaced by the Board.

Meetings

The Committee shall meet as often as necessary to carry out its responsibilities, meeting no less than four times each year. The Committee Chair shall preside at each meeting. In the event the Committee Chair is not present at a meeting, the Committee Chair shall designate a member to act as chair of such meeting.

Committee Responsibilities and Authority

1.	The Committee shall, at least annually, review and approve the annual base salaries and annual incentive opportunities of the Executive Officers. The CEO shall not be present during any Committee deliberations or voting with respect to CEO compensation.

2.	The Committee shall, periodically and as and when appropriate, review and approve the following as they affect the Executive Officers: (a) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (b) any employment agreements and severance arrangements; (c) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (d) any special or supplemental compensation and benefits for the Executive Officers and individuals who formerly served as Executive Officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

3.	The Committee shall review and discuss the Compensation Discussion and Analysis (“CD&A”) required to be included in the Company’s proxy statement and annual report on Form 10-K by the rules and regulations of the Securities and Exchange Commission (“SEC”) with management and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included.

4.	The Committee shall produce the annual Compensation Committee report for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the SEC.

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5.	The Committee shall monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers and with all other applicable laws affecting employee compensation and benefits.

6.	The Committee shall oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and the requirement under the Nasdaq rules that, with limited exceptions, shareholders approve equity compensation plans.

7.	The Committee shall administer the Company’s Incentive-Based Compensation Recovery Policy, including, but not limited to, determining whether any financial reporting measure applied to determine the amount of awarded incentive-based compensation must be adjusted due to an accounting error, recalculating incentive-based compensation based on the adjusted financial reporting measure and seeking any recoverable amount.

8.	The Committee shall receive periodic reports on the Company’s compensation programs as they affect all employees.

9.	The Committee shall make regular reports to the Board.

10.	The Committee shall have the authority, in its sole discretion, to retain and terminate or obtain the advice of any adviser to assist it in performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence from management specified in Nasdaq Listing Rule 5605(d)(3). The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Committee and shall have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any adviser retained by the Committee.

11.	The Committee may form and delegate authority to subcommittees as it deems appropriate.

12.	The Committee will annually review and reassess this Charter.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/WABC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/WABC q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommend a vote FOR all nominees, FOR Proposals 2 and 3. 1. Election of directors: For Against Abstain For Against Abstain For Against Abstain 01 - A. Belew 04 - M. Hassid 07 - C. Welch 02 - M. Camsey 05 - D. Payne 08 - I. Wondeh 03 - M. Chiesa 06 - E. Sylvester 2. Approve a non-binding advisory vote on the compensation of our executive officers. For Against Abstain For Against Abstain 3. Ratification of independent auditors. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 8 2 D M 048UWA

Admission to the Meeting WESTAMERICA BANCORPORATION ANNUAL MEETING OF SHAREHOLDERS 10:00 A.M. PACIFIC STANDARD TIME, THURSDAY, APRIL 23, 2026, WESTAMERICA BANCORPORATION, 4550 MANGELS BLVD., FAIRFIELD, CALIFORNIA Registered holders can avoid registration lines by marking the Meeting Attendance box to the right of your signature on your Proxy Card and returning it to Computershare Investor Services in the enclosed return envelope, or indicate your intent to attend through a toll free telephone vote or Internet vote. Beneficial Owners holding their shares in a brokerage account or at a bank or other intermediary must proceed to the registration desk and provide the following evidence of ownership: 1) a Legal Proxy, which you can obtain from your bank or broker or other intermediary or your shareholder statement dated on or after March 4, 2026, the Annual Meeting Record Date; and 2) a picture identification. Because of seating limitations, no more than one guest will be allowed per shareholder. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WABC q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — Westamerica Bancorporation PROXY SOLICITED BY THE BOARD OF DIRECTORS OF WESTAMERICA BANCORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 23, 2026. The undersigned holder hereby authorizes Melanie Martella Chiesa, Michele Hassid and Edward B. Sylvester, each with full power of substitution, to represent and vote, as designated on the reverse side, all full and fractional shares of Common Stock of Westamerica Bancorporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at Westamerica Bancorporation, 4550 Mangels Blvd., Fairfield, California at 10:00 a.m., Pacific Standard Time, on Thursday, April 23, 2026, upon the matters set forth on the reverse side of this Proxy and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any postponement or adjournment thereof. The Proxy, when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is indicated, this Proxy will be voted FOR ALL NOMINEES, FOR Proposals 2 and 3 and at the direction of the Proxies on all other matters which may properly come before the meeting. If you are a participant in the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) (the “Plan”), you may direct the Trustee of the Plan to vote all full and fractional shares of Westamerica Bancorporation common stock standing to your credit of your individual account(s) as of March 4, 2026. The Board of Directors of Westamerica Bancorporation recommends a vote FOR ALL NOMINEES, FOR Proposals 2 and 3. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy Card. If the Trustee does not receive written instructions from you before April 13, 2026, it will vote all the shares for which you are entitled to provide instruction in the same proportion as shares for which instructions are received. PLEASE MARK, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. (Continued, and to be signed on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.